UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 11, 2011 (February 9, 2011)

E-BAND MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54117	27-2951584
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

No.5 West Section, Xidajie Street, Xinmi City, Henan Province, P.R. China	452370 (Zip Code)
(Address of Principal Executive Offices)

86-371- 69999012
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report contains forward-looking statements.  The forward-looking statements are contained principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below.  In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements.  Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  These forward-looking statements include, among other things, statements relating to:

•	our anticipated growth strategies and our ability to manage the expansion of our business operations effectively;
•	our ability to maintain or increase our market share in the competitive markets in which we do business;
•	our ability to keep up with rapidly changing technologies and evolving industry standards, including our ability to achieve technological advances;
•	our dependence on the growth in demand for our products;
•	our ability to diversify our product offerings and capture new market opportunities;
•	our ability to source our needs for skilled labor, machinery and raw materials economically;
•	the loss of key members of our senior management; and
•	uncertainties with respect to the PRC legal and regulatory environment.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report.  You should read this report and the documents that we reference and file as exhibits to this report completely and with the understanding that our actual future results may be materially different from what we expect.  Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Certain Defined Terms

Except where the context otherwise requires and for the purposes of this report only:

•
the “Company,” “we,” “us,” and “our” refer to the combined business of E-Band Media, Inc., a Delaware corporation, and its subsidiaries, China Green Refractories (“China Green”), a BVI limited company, Alex Industrial Investment Limited (“Alex Industrial”), a Hong Kong limited company, Zhengzhou Annec Industrial Co., Ltd. (“Annec”), a PRC wholly-Foreign Owned Enterprise, and Annec’s variable interest entity, through its contractual arrangement with Annec (Beijing) Engineering Technology Co., Ltd. (“Beijing Annec”), a PRC limited company;

•	“BVI” refers to the British Virgin Islands;

•	“Exchange Act” refers the Securities Exchange Act of 1934, as amended;

•	“Hong Kong” refers to the Hong Kong Special Administrative Region of the People's Republic of China;

•	“PRC,” “China,” and “Chinese,” refer to the People's Republic of China;

•	“Renminbi” and “RMB” refer to the legal currency of China;

•	“SEC” refers to the Securities and Exchange Commission;

•	“Securities Act” refers to the Securities Act of 1933, as amended; and

•	“U.S. dollars,” “dollars”, “USD” and “$” refer to the legal currency of the United States.

•
All currency amounts are in USD unless otherwise stated. Foreign currency translation in this Form 8-K (excluding financial statements or amounts from the financial statements) is based on the conversion of $1.00 = RMB 6.84090.

Item 1.01          Entry Into A Material Definitive Agreement

On February 11, 2011, E-Band Media, Inc. ("E-Band Media") entered and closed a  Share Exchange Agreement (“Share Exchange Agreement”), with certain  shareholders and warrant holders, Dean Konstantine, Muzeyyen Balaban, Bernieta Masters, and Linda Masters, and with China Green Refractories ("China Green"), a BVI corporation, and its shareholders, New-Source Group Limited, a BVI company, High-Sky Assets Management Limited, a BVI company, Joint Rise Investments Limited, a BVI company, Giant Harvest Investment Limited, a BVI company, and Mr. QIAN Yun Ting  (collectively the “China Green Shareholders”), pursuant to which E-Band Media acquired 100% of the issued and outstanding capital stock of  China Green in exchange for 19,220 shares of E-Band Media's Series A Convertible Preferred Stock ("Series A Preferred Stock"). Pursuant to the terms of the Share Exchange Agreement, E-Band Media will effect a 1-for-14.375 reverse stock split ("Reverse Split") of its outstanding common stock. In addition, pursuant to the Share Exchange Agreement, the China Green Shareholders acquired all 10,000,000 shares of E-Band Media's common stock from Dean Konstantine ("Controlled Shares") and all outstanding warrants of E-Band Media from Muzeyyen Balaban, Bernieta Masters, and Linda Masters (“Warrants”) for an aggregate purchase price of $250,000 and 100 shares of Series A Preferred Stock held by China Green Shareholders.  The Warrants were cancelled by the China Green Shareholders pursuant to the Share Exchange Agreement. As a result of the Share Exchange Agreement, the China Green Shareholders will own 98% of our issued and outstanding common stock on an as-converted common stock basis as of and immediately after the effectiveness of the Reverse Split as contemplated by the Share Exchange Agreement.

As discussed in more detail in Item 5.06 of this report, as a result the share exchange, (i) we indirectly control through subsidiaries, Annec, which is engaged in the business of design, manufacturing of and selling of medium and high level refractory materials for top combustion type, internal combustion type, and external combustion type hot blast stoves,  and (ii) through our variable interest entity (“VIE”), Beijing Annec, we provide turnkey service for large hot blast stove projects, integrating the structural design, equipment purchase, construction, refractory production/sale and after-sale service  of hot blast stoves.

The foregoing description of the terms of the Share Exchange Agreement is qualified in its entirety by reference to the provisions of the agreements filed as Exhibit 2.1 to this report, which are incorporated by reference herein.

Item 2.01 Completion Of Acquisition Or Disposition Of Assets

On February 11, 2011, we completed the acquisition of China Green pursuant to the Share Exchange Agreement described in Item 1.01 above. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein China Green is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

Form 10 Disclosure

As disclosed elsewhere in this report, on February 11, 2011, we acquired China Green in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form registration of securities on Form 10.

Accordingly, we are providing information that would be included in a Form 10 had we been required to file such form.  Please note that the information provided below relates to the combined entity after the acquisition of China Green, except that information relating to periods prior to the date of the Share Exchange Agreement only relate to China Green unless otherwise specifically noted.

Description of Business

Overview

We are one of leading refractory enterprises in China. Through Annec and our VIE, Beijing Annec, we provide integrated stove design, turnkey contracting, refractory production and sales, and are one of the largest manufacturers of refractory materials and products for hot blast stoves in China.

History

Our company, E-Band Media, Inc., was organized under the laws of the State of Delaware on April 29, 2010 as part of the implementation of the Chapter 11 plan of reorganization of AP Corporate Services, Inc. ("AP").

AP was incorporated in the State of Nevada in 1997 and was formed to provide a variety of services to small, entrepreneurial businesses. These services included business planning, market research, accounting advice, incorporation and resident agent services. Between 1997 and 1999 AP's business focus changed. In addition to providing business services, AP began to own and develop businesses related to the medical professions. In 1999 AP organized E-Band Media.com with the intent of offering live "chat" consultations via the internet with nurses and physicians. A website was developed but it was unable to generate significant revenues and the site was terminated prior to AP's bankruptcy filing in 2008.

AP filed for Chapter 11 Bankruptcy in September 2008 in the U.S. Bankruptcy Court for the Central District of California. AP's plan of reorganization was confirmed by the Court on December 24, 2009 and became effective on January 4, 2010. This plan of reorganization provided, among other things, for the incorporation of E-Band Media and the distribution of 1,085,000 shares in it to AP's bankruptcy creditors. The shares were distributed pursuant to section 1145 of the U.S. Bankruptcy Code. The plan also provided for the transfer to E-Band Media of any interest which AP and/or E-Band Media.com had in the development of a medical "chat" website. However, no assets existed at the time of reorganization.

As stated in the Plan of Reorganization ordered by the Court, these shares were issued "to enhance the distribution to creditors," i.e. to enhance their opportunity to recover the losses they sustained in the AP bankruptcy. To this end, AP, by and through its president, agreed "to use its best efforts to have the shares... publicly traded on the Over-The-Counter market in order to provide an opportunity for liquidity to the creditors" (from the Court approved "Disclosure Statement" describing the Plan of Reorganization). The present filing is a result of this commitment. Subsequent to the effectiveness of the plan of reorganization the Company issued 10,000,000 restricted shares to its President, Dean Konstantine, at par value ($0.0001) for services rendered and costs advanced totaling $1,000.

On September 14, 2010, E-Band Media filed a Registration Statement on Form 10SB (File No.: 000-54117) with the SEC to register its common stock under Section 12(g) of the Exchange Act.  The Registration Statement went effective by operation of law on November 13, 2010, at which point we became a reporting company under the Exchange Act.

As a result of our acquisition of China Green, we are no longer a shell company and active business operations were revived.

Reverse Acquisition of China Green

Pursuant to the Share Exchange Agreement, we acquired 100% of the issued and outstanding capital stock of China Green in exchange for 19,220 shares of our Series A Preferred Stock which will constitute 98% of our issued and outstanding common stock on an as-converted common stock basis as of and immediately after the effectiveness of the Reverse Split as contemplated by the Share Exchange Agreement.

As a result of the reverse acquisition, we have assumed the business and operations of China Green and its subsidiaries, and its VIE, Beijing Annec.

For accounting purposes, the reverse acquisition with China Green was treated as a reverse acquisition, with China Green as the acquirer and E-Band Media as the acquired party. Unless the context suggest otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of China Green.

Our Corporate Structure

All of our business operations are conducted through our wholly-foreign owned Chinese subsidiary, Annec, and our VIE, Beijing Annec.

Annec was founded in 2003 with approximately $3.0 million as its registered capital.  Effective as of January 14, 2011, Annec was acquired by China Green through its wholly-owned subsidiary Alex Industrial and became a wholly-foreign owned enterprise under Chinese law.

Beijing Annec was founded in 2008 with approximately $0.9 million as it initial registered capital. In 2010, Beijing Annec's registered capital was increased to approximately $2.8 million.  Beijing Annec mainly engages in turnkey services of large-scale hot blast stove projects, including stove structure design, equipment purchase, project construction, refractory production sales and after-sale support.  On January 14, 2011, Beijing Annec entered into a contractual agreement, or the VIE Agreement, with Annec pursuant to which Beijing Annec became our VIE. The VIE structure is a common structure used to acquire PRC companies, particularly in certain industries where foreign investment is restricted or forbidden by the PRC government.  The VIE Agreements include the following arrangements:

(1)           Exclusive Business Cooperation Agreement ("Cooperation Agreement"), where Annec, in general, becomes Beijing Annec's exclusive services provider to provide Beijing Annec with business support and technical and consulting services in exchange for annual service fee equal to all of Beijing Annec's audited total net income for such year;

(2)           Equity Interest Pledge Agreement ("Pledge Agreement") under which Mr. LI Fuchao, our chairman and 100% owner of all of the equity interest in Beijing Annec (as of August 25, 2011), has pledge all of his equity interest in Beijing Annec to Annec as a guarantee of Beijing Annec's performance of its obligations under the Cooperation Agreement;

(3)           Exclusive Option Agreement ("Option Agreement") under which Mr. LI Fuchao grants Annec an irrevocable right and option to acquire any and all of Mr. LI Fuchao's equity interest in Beijing Annec, as and when permitted by PRC laws, for an exercise price equal to the actual capital contributions paid in the registered capital of Beijing Annec by Mr. LI Fuchao unless an appraisal is required by applicable PRC laws; and

(4)           Power of Attorney ("POA") under which Mr. LI Fuchao grants Annec the right to (i) attend shareholders meetings of Beijing Annec, (ii) exercise all of Mr. LI Fuchao's shareholder's rights and shareholder's voting rights in Beijing Annec, including, but not limited to the sale or transfer or pledge or disposition of his stock in whole or in part, and (iii) designate and appoint on Mr. LI Fuchao's behalf the legal representative, the executive director and/or director, supervisor, the chief executive officer and other senior management of Beijing Annec.

As a result of the foregoing structure, we control 100% of Beijing Annec and have rights to all of Beijing Annec's audited total net income for such year revenues.

The foregoing description of the terms of the Cooperation Agreement, the Pledge Agreement, the Option Agreement, and the POA is qualified in its entirety by the agreements filed as Exhibits 10.1, 10.2, 10.3, 10.4, and 10.5 attached hereto and incorporated herein by reference.

Our principal executive office is located at No.5 West Section, Xidajie Street, Xinmi City, Henan Province, 452370. The telephone number at our principal executive office is (86-371- 69999012).

Industry

In general, refractory materials are inorganic, non-metallic, materials that can withstand temperatures of more than 1,580°C, with specific high temperature mechanical properties and high stability.  Refractory materials are an important supporting material for iron and steel thermodynamic equipment, non-ferrous metals, and building materials, and are used in the chemical and electrical power industries.  According to Luoyang Institute of Refractories, 70% of the world's refractories are used for smelting of iron and steel, 17% for building materials, 4% for chemical industry, 3% for non-ferrous metals industry, and 6% for other industry. In China, the consumption of refractories for the iron and steel industry is approximately 65%.

Historically, the European refractory industry has led the development and output of the world refractory industry.  However, the refractory industry has been gradually shifting to China because of China’s abundant resources in refractory raw materials and rapid growth of the iron, steel and cement markets.  Presently, the total refractory output of China is more than 70% of the total refractory output of the world, making China the largest refractory producing country in the world.

Industry Trends in China

The China refractory industry is a large, highly fragmented and competitive industry whose overall performance is closely tied to the performance of other industries, such as the iron and steel industry.   As such, we believe that the following trends in the iron and steel industry will have an effect on the refractory industry in China:

•
Demand for Green Refractory. The high temperature iron and steel industry is continuously making progress to increase efficiency, lower energy consumption and develop new technologies that rely heavily on high quality of refractory products. As such, the refractory industry must continually develop and improve its refractory products to keep pace with the iron and steel industry. We are now seeing a demand for “green refractory” which are refractory materials that meet certain performance levels, are environmentally friendly, and have the following characteristics: high quality, low consumption of resources and energy, environmentally friendly during production and use, and meets national environment policy and high temperature industrial standards.  We intend to focus our research and development in green refractory to take advantage of this growing trend.

•
Total Solutions. Traditionally, most refractory enterprises have focused on the production of refractory products, with less emphasis on services.  However, that trend is changing. The iron and steel industry, in order to reduce refractory costs and meet new requirements for iron and steel smelting technologies, is now demanding total solutions where one or more refractory companies are responsible for the supply of refractory, masonry, operation and maintenance, and dismantling of the lining after the useful life of the refractory. Through Beijing Annec, we believe that we are well positioned to take advantage of this trend.

In addition, even though China is the largest refractory producing country in the world, most of China’s refractory enterprises are small-scale with low industrial centralization and market shares. We are seeing a trend towards industry consolidation and restructuring.  We believe that given our market leadership position, we are well positioned to acquire smaller refractory companies to expand our market share and customer base.

Products and Services

We are a refractory and technology-based company that designs, develops, produces, and markets refractory products.  In addition, through our VIE, Beijing Annec, we provide integrated stove design, turnkey contracting, refractory production and sales.

Refractory Products

We offer a broad range of refractory products primarily marketed to the iron and steel industry.  Our sales for refractory products were $23,408,259 and $38,187,579 for the years ended December 31, 2009 and 2008, respectively. We produce our refractory products through three divisions: Fuliang, Fuhua and Fugang.

Fuliang and Fuhua are mainly responsible for design and production of medium and high level refractory materials for top combustion type, internal combustion type, and external combustion type hot blast stoves. Since 2008, we have focused our resources and production on the design and production of our patented 37 holes checker brick and burner for hot blast stove.

Fugang is responsible for a low temperature sintering production line for special steel smelting, consumables for production of shaped and non-shaped steels, with excellent slag resistance, thermal shock resistance and stability. Currently, the sales of consumables has been limited by the scale of our production line and we are only providing the consumables to small steel factories, such as Wuhan Iron and Steel Company, Xinjiang Iron and Steel Company, Anyang Iron and Steel Company and one foreign client, India Diangang.  We believe that the demand for consumable will increase and we intend to increase our sales and production capacity of consumables by expanding our production facility.

The below table is an illustration of our product category in 2009:

Product	Percent of variety structure

High-alumina brick	45%
Clay brick	33%
Silica brick	5%
Carbonic brick	2%
Non-shaped material	15%
Total	100%

Marketing and Sales

The Company's principal market for its refractory products is the iron and steel industry in China.      We sell and market our products mainly through the following channels:

•
State-owned large–scale design institutes that design hot blast stoves. Currently there are five main iron and steel design institutes in China and we have established good long-term strategic relationships with three of those institutes: MCC Jingcheng, MCC Nanfang and MCC CISDI.

•	Direct customer sales developed through our own marketing channels and through Beijing Annec.

 Currently most of our marketing efforts and sales are focused in China.  However, we have a large-scale steel work project in India and several other opportunities outside of China.

The following are our top ten refractory clients for fiscal year ended December 31, 2009:

Clients	Sales (US$)

Shougang Jingtang United Iron & Steel Co., Ltd	$3,847,269

Shougang Qianan Iron & Steel Co., Ltd	$2,962,787

Tangshan Ganglu Iron & Steel Co., Ltd	$2,498,796

MCC Jingcheng Engineering Technology Co., Ltd – Tianguan projet	$1,696,683

Fujian Desheng Nickel Industry Co., Ltd	$1,607,976

MCC Jingcheng Engineering Technology Co., Ltd – Jiujiang project	$1,369,340

Yangchun New Iron & Steel Co., Ltd	$1,244,385

Sinosteel Equipment & Engineering –Cangzhou project	$1,161,940

MCC Nanfang Engineering Technology Co., Ltd – Xianggang project	$849,591

Shanxi Liheng Iron & Steel Co., Ltd.	$795,682

Production process

The raw materials for our refractory products consist primarily of ores, clay, and certain additives.  Upon receipt of these raw materials at our facilities, we sort and classify these materials according to various specifications.  Next, these materials are conveyed to a crusher for crushing.  After being crushed, the raw materials are weighed and conveyed to our electronic blender which is computer-controlled where they are mixed and fully agitated into the various mixtures required for the production of different products.  The use of our electronic mixture ensures the accuracy of our mixtures which improves product quality.  After being mixed, the materials are conveyed to the forming workshop where the mixtures are formed into bricks – we have the ability to form bricks according to specifications submitted to us by our customers.  The shaped bricks are then sent to sintering workshop for sintering after being dried, and formed into the finished products, which are then sorted according to the relevant standards. All finished products are promptly stored and packed for deliver to our customers.  All rejected products are recovered and reworked.

Production equipment

We have five (5) special production lines of refractory for hot blast stove and steel and iron smelting consumables, including two silica product production lines, two alumina product production line, and one consumables production line. We also have more than 1,000 sets of modern processing equipment and four (4) high temperature tunnel kilns. One of our high temperature tunnel kilns is 313 meter long and is the longest one in Asia. Clean energy-coal seam gas is used as source of energy, and the raw material is pulverized through cone and Raymond mill. The forming equipment are 400 ton, and 600 ton pneumatic brick press. In addition, in 2010, we rented a 1,000 ton brick press and blast furnace tunnel kiln.

Suppliers

We procure raw materials and chemicals to manufacture into our end products.  All of our suppliers are in China and we believe that there are an ample numbers of suppliers and raw materials to meet our current needs.  The principal raw materials and our suppliers for our products are:

Materials	Supplier	Percent of total supply

Aluminite	Jinzhong Dongbao mineral products Co., Ltd	20.46%
Andalusite	Kefumin Andalusite Mining Co., Ltd	29.17%
Sillimanite	Jixi Tiansheng Nonmetallic Mining Co., Ltd	48.09%
Bituminite	A local private coal mine	98.33%
Poshan bauxite	Pingdingshan Huanai Mining Co., Ltd	20.51%

In recent years, the domestic demand for raw materials has been steadily increasing due to China’s rapid growth. As a result, the prices of raw materials have increased dramatically.  This increase in cost has affected our profits.  Moreover, the grades of many raw materials have been declining due to gradual exploitation, resulting in a certain risk to our product quality and production cost.  To control the quality, supply and price of our main raw materials, we may acquire mines in the future to ensure our supply of raw materials and reduce pricing volatility.

However, at this present time, we typically do not enter into supplier agreements. When we do, they are usually long term contracts and do not impose minimum purchase requirements.  We enter into supplier agreement not to ensure availability of the raw material but to ensure the quality of the raw material.   The cost of raw materials purchased during the term of a supplier agreement usually is the market price for the raw materials at the time of purchase. We generally do not engage in speculative raw material commodity contracts.  Rather, we attempt to reflect raw material price changes in the sale price of our products.

Design and Engineering Services

In keeping pace with the demands from the iron and steel industry, through our VIE, Beijing Annec, we provide design and engineering services for hot blast stoves and blast furnace. Our design and engineering services often entails equipment specification and refractory optimization, project construction, and follow up services. In addition, as part of our services, we also supply the refractory materials for our projects.

The table below summarizes the largest refractory turnkey projects we contracted in 2010:

Client	Stove body	Total price of contract	Completion

Tangshan Changcheng Iron and Steel Group Songting Iron and Steel Co., Ltd #6 blast furnace	1780m3 blast furnace and refractory for matching hot blast stove, and stove pipe	$7,235,890	In progress

Tangshan Changcheng Iron and Steel Group Songting Iron and Steel Co., Ltd #7 blast furnace	1780m3 blast furnace and refractory for matching hot blast stove, and stove pipe	$7,235,890	In progress

Tianjin Tiangang Joint Iron and Steel Co., Ltd	Turnkey service of refractory for 3×1080m3 blast furnace project	$7,908,316	In progress

Client	Stove body	Total price of contract	Completion

Changzhou Zhongfa Iron-smelting Co., Ltd	850m3, 2×1580m3 phase II blast furnace and general contract service of refractory for matching hot blast stove	$13,929,226	In progress

Xinjiang County Gaoyi Smelting Co., Ltd	General contract service of refractory for hot blast stove system of 630m3 blast furnace	$2,675,087	Completed

Research and Development

The development of new products and new technology is critical to our success.  Accordingly, we devote significant resources to research and development.  We have a 39-person research and development team, which includes nine professionals and professors.  Our research and development team operates our central laboratory, which facilitates chemical examination of raw material, accessory material and our final product.  In addition, the team operates the new product research and development office, which is responsible for researching and developing our products.

We also have established long term relationships with some of China’s top iron and steel design institutes. For example, with MCC JingCheng Engineering Technology Company, we developed a top combustion swirl type stove that can generate 1400°C air temperature, 100°C higher than ordinary types stoves.  This improvement reduces the consumption of coke to or by 20kg/t iron which has the effect of reducing the cost per ton iron by $4.43. The cost price per ton of iron is $354-$443.  At an annual output of 0.50 million tons of iron, the cost savings associated with our development amount to  approximately $2.21 million per year. This new top combustion stove has promoted our research and development abilities and effectively expand our sales. This service is mainly applicable for the current new-built stove and reforming of old stoves.

Competition

The refractory manufacturing business is extremely competitive in China.  We are continuing to explore ways to increase our market share in China including, but not limited to, acquiring our competitors.

Our main competitors in China include Yuxing Refractory Co., Xinmi Zhengtai Refractory Co., Ltd, Wunai Group, and Luoyang Refractory.  Yuxing Refractory mainly produces the ceramic burner, combination brick on hot blast stove, checker brick, and refractory ball. Yuxing Refractory has an license agreement with MCC CISDI where all of the stoves designed by MCC CISDI using Yuxing Refractory patented technology shall use the refractory from Yuxing Refractory. Xinmi Zhengtai Refractory Co., Ltd. has three production lines, one 198m high temperature tunnel kiln and 400t and 600t presses. Wunai Group has one 200m high temperature tunnel kiln, and has engaged Lin Binyin, professor, a senior engineer from Wuhan University of Science and Technology, as its chief engineer.

Growth Strategy

Our growth strategy is as follows:

•
Product Development and Enhancement.  We continue to develop our refractory products for blast furnaces and steel making and improve our other refractory products.  Further, we plan to produce high-tech carbon bricks through technology cooperation with international companies.

•
Pursue Sales Opportunities in New Markets.  We are actively pursuing additional market channels outside of China in order to increase our international market share.  We intend to distribute our products in India.

•	Promote Refractory Contract Service Model. We continuously and vigorously promote our refractory contract service model to generate additional significant and continuous revenue stream.

•
Strategic Acquisitions.  We intend to expand our  market share by pursuing strategic acquisitions of our competitors and other companies in related industries that will expand our product line and manufacturing efficiency.

•
Research and Development Investment.  We will continue to invest heavily into research and development to further develop unique and quality products to further our position as a market leader in some areas, and increase our presence in others.

Intellectual Property

We take precaution to protect our products and our technical and proprietary know-how.  In addition, we own several patents and trademarks described below.

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries.  The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets.

We have five independently developed patents, and one patent jointly developed patent with MCC Jingcheng. See table below for a summary of patents in China:

Patent Name	Patent No.	Owned by	Validity period

19 holes cell-type checker brick	ZL200520031144.X	Annec	Apr. 11, 2007 - Apr. 11, 2017

31 holes cell-type checker brick	ZL200620008222.9	Annec	Jun. 27, 2007 - Jun 27, 2017

37 holes cell-type checker brick	ZL200620113567.X	Annec	Apr. 11, 2007 - Apr. 11, 2017

61 holes cell-type checker brick	ZL200720142954.1	Annec	May 14, 2008 - May 14, 2018

Patent Name	Patent No.	Owned by	Validity period

Perforated wave-shaped cell-type checker brick	ZL200720148139.6	Annec	May 8, 2008 - May 8, 2018

Swirl type top combustion hot blast stove burner	ZL200420008906.X	Annec and MCC Jingcheng	Sept. 28, 2005 - Sept. 28, 2015

We also have several trademarks as follows:

Trademark	Registration No.	Country
	3977113	PRC
安耐克	6802049	PRC
ANNEC	6769885	PRC

Competitive Strengths

•
Technical superiority.  We employ experts known for their research and development skills and innovation and we observe and utilize the advanced technology of international business leaders in our industry.

•	Product advantage. We have a variety of high quality patented products available in the refractory and hot-blast stove fields.

•
Marketing advantage.  We maintain excellent relationships with our customers who include many large and medium size companies in China, and we have a marketing network all over China.  Further, we have received high praise for the quality of our products, our post-sale service and its delivery time.

•	Brand advantage. Our brands are well known in the hot stove and refractory fields and have received a number of awards.

•	Environmentally friendly and energy efficient. Our products are in compliance with the PRC’s requirements related to efficiency and environmental protection.

•
Recurring revenue stream.  We have developed a series of patented refractory products which we use in our hot-blast furnace designs and other refractory products.  These products require Our customers to engage us to maintain and repair our proprietary products and, accordingly, provide us a recurring revenue stream.

PRC Government Regulations

Business license

Annec was established on July 30, 2003 with a registered capital of approximately $0.73 million. On October 8, 2003, the shareholders of Annec reached a resolution of increasing the registered capital of Annec from approximately $0.73 million to $3.0 million.  This increase of registered capital was evidenced by amendment to the articles of association, capital assessment report, and registration of alteration filed with Zhengzhou AIC. According to the business license of Annec issued on April 29, 2005, the registered capital of Annec was increased to approximately $3.0 million.  Any company that conducts business in the PRC must have a business license that covers a particular type of work. Annec obtained a business license from the Zhengzhou Administration for Industry and Commerce on January 14, 2011, which identifies the business scope of Annec as “production, sale and after-sale support of refractory and electrofusion products”.

Annec Beijing was established on January 16, 2008 with a registered capital of approximately $0.87 million. Annec Beijing obtained a business license from the Beijing Administration for Industry and Commerce on August 25, 2010, which demonstrates that the registered capital of Annec Beijing has been increased to approximately $2.8 million and identifies the business scope of Annec Beijing as “technology development, technology transfer, technology support, image-text design and production, project technology consultation, sale of construction materials, computer, software and auxiliary equipment, mechanical equipment, chemical products (not include dangerous chemical materials), import and export agency, import and export”. Prior to expanding our business beyond that of our business licenses, we may be required to apply and receive approval from the relevant PRC government authorities and we cannot assure you that we will be able to obtain the necessary government approval for any change or expansion of our business.

Environmental Regulations

We are subject to various PRC laws and regulations on environmental protection, water pollution, occupational disease, air pollution, solid waste pollution, noise pollution and labor contracts.  We intend to comply with these various laws and regulations and we regularly monitor and review our operations and procedures to ensure that we are compliant.

Taxation

On March 16, 2007, the National People's Congress of China passed a new Enterprise Income Tax Law, or New EIT Law, and on December 6, 2007, the State Council of China passed its implementing rules, which took effect on January 1, 2008. Before the implementation of the New EIT Law, foreign invested enterprises, or FIEs, established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an earned income tax, or EIT, rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax. The New EIT Law and its implementing rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Despite these changes, the New EIT Law gives FIEs established before March 16, 2007, or Old FIEs, a five-year transition period since January 1, 2008, during which time the tax rate will be increased step by step to the 25% unified tax rate set out in the New EIT Law. From January 1, 2008, for the enterprises whose applicable tax rate was 15% before the promulgation of the New EIT Law , the tax rate will be increased to 18% for year 2008, 20% for year 2009, 22% for year 2010, 24% for year 2011, 25% for year 2012. For the enterprises whose applicable tax rate was 24%, the tax rate will be changed to 25% from January 1, 2008.  The discontinuation of any such special or preferential tax treatment or other incentives would have an adverse effect on any organization's business, fiscal condition and current operations in China.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our organization's global income will be subject to PRC income tax of 25%. For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors – Risks Related to Our Business – Under the Enterprise Income Tax Law, we may be classified as a ‘resident enterprise' of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.”

The New EIT Law provides that an income tax rate of 20% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises”. Non-resident enterprises refer to enterprises which do not have an establishment or place of business in the PRC, or which have such establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. The income tax for non-resident enterprises shall be subject to withholding at the income source, with the payor acting as the obligatory withholder under the New EIT Law, and therefore such income taxes generally called withholding tax in practice. The State Council of the PRC has reduced the withholding tax rate from 20% to 10% through the Implementation Rules of the New EIT Law. It is currently unclear in what circumstances a source will be considered as located within the PRC. We are a U.S. holding company and substantially all of our income is derived from dividends we receive from our subsidiaries located in the PRC. Thus, if we are considered a “non-resident enterprise” under the New EIT Law and the dividends paid to us by our subsidiary in the PRC are considered income sourced within the PRC, such dividends may be subject to a 10% withholding tax. Annec is considered a FIE and is directly held by our subsidiary in Hong Kong. According to a 2006 tax treaty between the Mainland and Hong Kong, dividends payable by an FIE in China to the company in Hong Kong which directly holds at least 25% of the equity interests in the FIE will be subject to a no more than 5% withholding tax. We expect that such 5% withholding tax will apply to dividends paid to Alex Industrial by Annec, but this treatment will depend on our status as a non-resident enterprise.

Pursuant to the Provisional Regulation of China on Value Added Tax and its implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay value added tax, or VAT, at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to some or all of the refund of VAT that it has already paid or borne.

Pursuant to the New EIT Law, designated hi-tech corporation may be accorded a tax preference at the rate of 15%. Zhengzhou Annec qualified as a hi-tech corporation and was accorded certain tax incentives for said designation. Accordingly, Zhengzhou Annec was subject to tax at a statutory rate of 15% for the years ended December 31 2008 and 2009. Zhengzhou Annec will continue to be subject to a 15% tax rate for the years ending December 31, 2010, 2011, and 2012, and expects that thereafter will become subject to a rate of 25% unless Zhengzhou Annec applies for and receives a further tax preference for the succeeding five years.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, and social insurance, housing funds and other welfare.  These include local labor laws and regulations, which may require substantial resources for compliance.

China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permit workers in both state and private enterprises in China to bargain collectively.  The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work.  The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.  The National Labor Contract Law has enhanced rights for the nation’s workers. The legislation requires employers to provide written contracts to their workers, restricts the use of temporary labor and makes it harder for employers to lay off employees.  It also requires that employees with fixed-term contracts be entitled to an indefinite-term contract after a fixed-term contract is renewed twice or the employee has worked for the employer for a consecutive ten-year period.

Foreign Currency Exchange

Foreign currency exchange in the PRC is governed by a series of regulations, including the Foreign Currency Administrative Rules (1996), as amended, and the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), as amended. Under these regulations, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. FIEs established in the PRC may only buy, sell and remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by FIEs outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission. We currently do not hedge our exposure to fluctuations in currency exchange rates.

Dividend Distributions

The principal laws and regulations in the PRC governing distribution of dividends by FIEs include:

•	The Sino-foreign Equity Joint Venture Law (1979), as amended, and the Regulations for the Implementation of the Sino-foreign Equity Joint Venture Law (1983), as amended;

•	The Sino-foreign Cooperative Enterprise Law (1988), as amended, and the Detailed Rules for the Implementation of the Sino-foreign Cooperative Enterprise Law (1995), as amended; and

•	The Foreign Investment Enterprise Law (1986), as amended, and the Regulations of Implementation of the Foreign Investment Enterprise Law (1990), as amended.

Under applicable PRC regulations, FIEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a FIE in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserve fund until the accumulative amount of such reserve fund  reaches 50% of its registered capital. The general reserve fund is not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Employees

As of February 11, 2011, we employed approximately 1,263 employees as follows, 110 in management, 1,091 in production, 30 in research and development, and 32 in marketing.

We maintain a satisfactory working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting employees for our operations. None of our employees are represented by a labor union.

Our employees are all in China and participate in the state pension plan organized by the Chinese municipal and provincial government. We are required by Chinese law to cover employees in China with various types of social insurance. We believe that we are in material compliance with the relevant PRC laws.

Property

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are generally granted for a period of 50 years. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

All of our facilities are located in Xinmi, Henan Province. We own one manufacturing facility which includes offices, workshops, dormitory, and dining halls that total approximately 998,758 square feet. In addition, we own another workshop located on land that we lease from He Xi village of Xinmi city. The land is approximately 370,666 square feet and the rent is $7,551 per year for 50 years starting in 2010.  We also lease another workshop from an unrelated third party. The rent for the workshop is $207,575 per year for 4 years.

We believe that our facilities, which are of varying ages and are of different construction types, have been satisfactorily maintained. They are in good conditions and are suitable for our operations and generally provide sufficient capacity to meet our production and operational requirements.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision.  If any of the following risks actually occur, our business, financial condition or results of operations could suffer.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.  You should read the section entitled “Special Note Regarding Forward Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

Risks Related To Our Overall Business Operations

Current economic conditions may adversely affect consumer spending and the overall general health of our retail customers, which, in turn, may adversely affect our financial condition, results of operations and cash resources.

Uncertainty about the current and future global economic conditions may cause our customers to defer purchases or cancel purchase orders for our products in response to tighter credit, decreased cash availability and weakened consumer confidence.  Our financial success is sensitive to changes in general economic conditions, both globally and nationally.  Recessionary economic cycles, higher interest borrowing rates, higher fuel and other energy costs, inflation, increases in commodity prices, higher levels of unemployment, higher consumer debt levels, higher tax rates and other changes in tax laws or other economic factors that may affect consumer spending or buying habits could continue to adversely affect the demand for our products.  In addition, a number of our customers may be impacted by the significant decrease in available credit that has resulted from the current financial crisis.  If credit pressures or other financial difficulties result in insolvency for our customers it could adversely impact our financial results.  There can be no assurances that government and consumer responses to the disruptions in the financial markets will restore consumer confidence.

We may be unable to successfully execute our long-term growth strategy or maintain our current revenue levels.

Our ability to maintain our revenue levels or to grow in the future depends upon, among other things, the continued success of our efforts to maintain our brand image and bring new products to market and our ability to expand within our current distribution channels. For year ended 2009, we experienced a decrease in our revenues. There can be no assurances that we will be able to maintain or grow our revenues, or successfully execute our long-term growth strategy.

A downturn or negative changes in the highly volatile steel and iron industry will harm our business and profitability.

Our main customers consist largely of iron and steel companies.  Accordingly, our business performance is closely tied to the performance of the steel industry.  The sector as a whole is cyclical and its profitability can be volatile as a result of general economic conditions, labor costs, competition, import duties, tariffs and currency exchange rates.  These factors have historically resulted in wide fluctuations in the Chinese and the global economies in which steel companies sell their products.  In the event that these fluctuations occur, a resulting decreased demand for steel products could negatively impact our sales, margins and profits.

Industry growth rate for refractory products may decelerate and may affect our future revenue growth.

As a result of the growth of the Chinese steel industry, the production of refractory materials in China has experienced tremendous growth in recent years.  If the steel industry growth rate slows, it will likely negatively impact our growth rate.

Our inability to overcome fierce competition in the highly competitive Chinese refractory market could reduce our revenue and net income.

We compete with many other refractory manufacturers in China and, if we are successful in expanding our market reach, we will have international competitors as well.  Remaining competitive requires a variety of things – market share and customer growth, continued success in technology development, access to reasonable priced raw materials and other supplies, etc. Much of our future success will be dependent on our ability to secure and retain adequate financing of our current operations and research and development.  If we are unable to secure financing, or if any other market factor makes it difficult to remain competitive, our revenue and net income will be adversely affected.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a limited operating history because we have only been in operation since 2003.  This limited operating history makes it difficult for investors to evaluate our businesses and predict future operating results.  An investor in our securities must consider the risks, uncertainties and difficulties frequently encountered by companies in new and rapidly evolving markets.  The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

Our ability to obtain additional financing may be limited, which could delay or prevent the completion of one or more of our strategies.

We have, to date, financed our working capital and capital expenditure needs primarily from capital contributions of shareholders of our operating entities, bank loans provided by local banking institutions and operating cash flows.  We expect our working capital needs and our capital expenditure needs to increase in the future as we continue to expand and enhance our production facilities, increase our design, research and development capabilities and as we continue to implement our other strategies.  Our ability to raise additional capital will depend on the financial success of our current business and the successful implementation of our key strategic initiatives, as well as financial, economic and market conditions and other factors, some of which are beyond our control.  We may not be successful in raising any required capital on reasonable terms and at required times, or at all.  Further, equity financings may have a further dilutive effect on our stockholders.  If we require additional debt financing, the lenders may require us to agree on restrictive covenants that could limit our flexibility in conducting future business activities, and the debt service payments may be a significant drain on our free capital allocated for research and other activities.  If we are unsuccessful in raising additional capital or if new capital funding costs are higher than our prior capital funding costs, our business operations and our development programs may be materially and adversely impacted, with similar effects on our results of operations and financial condition.

Our production capacity might not be able to meet with growing market demand or changing market conditions.

We cannot give assurance that our production capacity will be able to meet our obligations and the growing market demand for our products in the future.  Furthermore, we may not be able to expand our production capacity in response to the changing market conditions.  If we fail to meet demand from our customers, we may lose our market share.

We may not be able to develop new products or expand into new markets.

We intend to develop and produce new refractory products.  The launch and development of new products involve considerable time and commitment which may exert a substantial strain on our ability to manage our existing business and operations.  We cannot ensure our research and development capacity and capability is sufficient to develop any marketable new products or that any income will be generated from such new products.  If we are not able to develop and introduce new products successfully, or if our new products fail to generate sufficient revenues to offset our research and development costs, our business, financial condition and operating results could be adversely affected.  Failure of such could lead to wasted resources.  An element of our strategy for growth also envisages us selling existing or new products into new markets other than the PRC market.  There is no guarantee that we will be successful in executing our growth strategy and if we should fail to execute our growth strategy successfully, it may have a material and adverse affect on our future revenue and profitability.

We manufacture our products in a single location, and any material disruption of our operations could adversely affect our business.

Our operations are subject to uncertainties and contingencies beyond our control that could result in material disruptions in our operations and adversely affect our business.  These include industrial accidents, fires, floods, droughts, storms, earthquakes, natural disasters and other catastrophes, equipment failures or other operational problems, strikes or other labor difficulties.

All of our products are manufactured in our production facilities in the PRC.  If there is any damage to our production facilities, we may not be able to remedy such situations in a timely and proper manner, and our production could be materially and adversely affected.  Any breakdown or malfunction of any of our equipment could cause a material disruption of our operations.  Any such disruption in our operations could cause us to reduce or halt our production, prevent us from meeting customer orders, adversely affect our business reputation, increase our costs of production or require us to make unplanned capital expenditures, any one of which could materially and adversely affect our business, financial condition and results of operations.

The prices for the raw materials and the costs for labor may increase.

Any decrease in the availability, or increase in the cost, of raw materials and energy could materially increase our costs and jeopardize our current profit margins and profitability.  Our ability to achieve our sales target depends on our ability to maintain what we believe to be adequate inventories of raw materials to meet reasonably anticipated orders from our customers.

Further, if our existing suppliers are unable or unwilling to deliver our raw materials requirements on time to meet our production schedules, we may be unable to produce certain products, which could result in a decrease in revenues and profitability, a loss of good will with our customers, and could tarnish our reputation as a reliable supplier in our industry.  In the event that our raw material and energy costs increase, we may not be able to pass these higher costs on to our customers in full or at all due to contractual agreements or pricing pressures in the refractory market.  Any increase in the prices for raw materials or energy resources could materially increase our costs and therefore lower our earnings and profitability.

The manufacturing industry is labor intensive.  Labor costs in the PRC have been increasing over the past few years, and we cannot assure you that the cost of labor in the PRC will not continue to increase in the future or that we will be able to increase the prices of our products to offset such increases.  If we are unable to identify and employ other appropriate means to reduce our costs of production or to pass on the increased labor and other costs of production to our customers by selling our products at higher prices, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Our insurance coverage may not be sufficient to cover all losses.

Although we have obtained insurance coverage for the operation of our business that we believe is customary in the PRC refractory industry, covering risks such as loss as a result of fire, theft or occurrence of certain natural disasters, the insurance may not cover all types of loss.  If we incur substantial losses or liabilities that are not covered or compensated by our insurance coverage fully or at all, our business, financial condition and results of operations may be materially and adversely affected.

We may not be able to comply with all applicable government regulations.

We are subject to extensive governmental regulation by the central, regional and local authorities in the PRC, where our business operations take place.  We believe that we are currently in substantial compliance with all laws and governmental regulations and that we have all material permits and licenses required for our operations.  Nevertheless, we cannot assure investors that we will continue to be in substantial compliance with current laws and regulations, or that we will be able to comply with any future laws and regulations.  To the extent that new regulations are adopted, we will be required to conform our activities in order to comply with such regulations.  Failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on its business, operations and finances.

Actions by the Chinese government could drive up our material costs and could have a negative impact on our profitability.

In the past years, the Chinese government has shut down some outdated mineral mines in China. These shutdowns have decreased the overall supply of raw materials needed to produce refractory products.  As a result, the materials costs for our products have increased.  If the Chinese government shuts down more mineral mines, we could experience further supply shortages and price increases that could have a negative impact on our profitability.

Approximately 56% of our sales revenues were derived from our ten largest customers, and any reduction in revenues from any of these customers would reduce our revenues and net income.

While we have numerous customers, approximately 56% of our sales revenue came from our top ten customers in 2009. If we cease to do business at or above current levels with any one of our large customers which contribute significantly to our sales revenues, and we are unable to generate additional sales revenues with new and existing customers that purchase a similar amount of our products, then our revenues and net income would decline considerably.

A significant interruption or casualty loss at any of our facilities could increase our production costs and reduce our sales and earnings.

Our manufacturing process requires large industrial facilities for crushing, smashing, batching, molding and baking raw materials.  After the refractory products come off the production line, we need additional facilities to inspect, package, and store the finished goods.  Our facilities may experience interruptions or major accidents and may be subject to unplanned events such as explosions, fires, accidents and other events.  Any shutdown or interruption of any facility would reduce the output from that facility, which could substantially impair our ability to meet sales targets.  Interruptions in production capabilities will inevitably increase production costs and reduce our sales and earnings.  In addition to the revenue losses, longer-term business disruption could result in the loss of goodwill with our customers.  To the extent these events are not covered by insurance, our revenues, margins and cash flows may be adversely impacted by events of this type.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

We have environmental liability risks and limitations on operations brought about by the requirements of environmental laws and regulations.  We are subject to various national and local environmental laws and regulations concerning issues such as air emissions, wastewater discharges, and solid and hazardous waste management and disposal.  These laws and regulations are becoming increasingly stringent.  While we believe that our facilities are in material compliance with all applicable environmental laws and regulations, the risks of substantial unanticipated costs and liabilities related to compliance with these laws and regulations are an inherent part of our business.  It is possible that future conditions may develop, arise or be discovered that create new environmental compliance or remediation liabilities and costs.  While we believe that we can comply with environmental legislation and regulatory requirements and that the costs of compliance have been included within budgeted cost estimates, compliance may prove to be more limiting and costly than anticipated.

Additionally, if we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations.  Any failure by us to control the use of or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations.  Certain laws, ordinances and regulations could limit our ability to develop, use, or sell our products.

If our customers and/or the ultimate consumers of products which use our products successfully assert product liability claims against us due to defects in our products, our operating results may suffer and our reputation may be harmed.

Our products are widely used as protective linings in industrial furnaces operating in highly hazardous environments because those furnaces must operate under extremely high temperatures in order to produce iron, steel and other industrial products.  Significant property damage, personal injuries and even death can result from the malfunctioning of high temperature furnaces as a result of defects in our refractory products.  The costs and resources needed to defend product liability claims could be substantial.  We could be responsible for paying some or all of the damages if found liable.  The publicity surrounding these sorts of claims is also likely damage our reputation, regardless of whether such claims are successful.  Any of these consequences resulting from defects in our products would hurt our operating results and stockholder value.

If we are not able to adequately secure and protect our patent, trademark and other proprietary rights our business may be materially affected.

We hold a number of patents on our technology.  These technologies are very important to our business and it may be possible for unauthorized third parties to copy or reverse engineer our products, or otherwise obtain and use information that we regard as proprietary.  Furthermore, third parties could challenge the scope or enforceability of our patents.  In certain foreign countries, including China where we operate, the laws do not protect our proprietary rights to the same extent as the laws of the United States.  Decided court cases in China’s civil law system do not have binding legal effect on future decisions and even where adequate law exists in China, enforcement based on existing law may be uncertain and sporadic and it may be difficult to obtain enforcement of a judgment by a court of another jurisdiction.  In addition, the relative inexperience of China’s judiciary in many cases creates additional uncertainty as to the outcome of any litigation, and interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes.  Any misappropriation of our intellectual property could have a material adverse effect on our business and results of operations, and we cannot assure you that the measures we take to protect our proprietary rights are adequate.

Improvements in the quality and lifespan of refractory products may decrease product turnover and our sales revenues.

Technological and manufacturing improvements have made refractory products more durable and more efficient.  While making products more durable and more efficient is generally a positive development, the increased quality and durability of refractory products could lead to declining consumption and turnover of refractory products.  With the growth rate in the steel industry decelerating and with the consumption rate of refractory products per metric ton of steel produced decreasing, the refractory industry’s future growth rate may decelerate.  We can increase our prices to offset a decrease in product consumption, but we cannot assure that price increases will be acceptable to our customers.

Our new products are complex and may contain defects that are detected only after their release to our customers, which may cause us to incur significant unexpected expenses and lost sales.

Our products are highly complex and must operate at high temperatures for long periods of time.  Although our new products are tested prior to release, they can only be fully tested when they are used by our customers.  Consequently, our customers may discover defects after new products have been released.  Although we have test procedures and quality control standards in place designed to minimize the number of defects in our products, we cannot guarantee that our new products will be completely free of defects when released.  If we are unable to quickly and successfully correct the defects identified after their release, we could experience significant costs associated with compensating our customers for damages caused by our products, costs associated with correcting the defects, costs associated with design modifications, and costs associated with service or warranty claims or both.  Additionally, we could lose customers, lose market share and suffer damage to our reputation.

Our business depends substantially on the continuing efforts of our executive officers, and our business may be severely disrupted if we lose their services.

We believe that our success is largely dependent up on the continued service of the members of our management team, who are critical to establishing our corporate strategies and focus, and ensuring our continued growth.  In particular, our chairman, LI Fuchao and our president, LI Jiantao, are crucial to our success.  Our continued success will depend on our ability to attract and retain a qualified and competent management team in order to manage our existing operations and support our expansions plans.  Although this possibility is low, if any of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all.  Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers.  In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

We cannot assure that we will be able to renew all necessary licenses, certificates, approvals and permits for our production.  Changes in licensing requirements applicable to our industry may adversely affect us.

We have obtained all necessary licenses, certificates, approvals and permits for the production of our existing products.  There was no requirement for a particular license, certificate, approval or permit specific for the production in the PRC.  The abovementioned licenses, certificates, approvals and permits that were obtained refer to the government licenses, approvals and permits that we have obtained from the relevant government authorities (1) for the incorporation of our subsidiary in the PRC to conduct the production and manufacturing of our refractory materials and products and the other licenses and permits, including the tax registration, that are generally required for companies to operate their businesses in the PRC; and (2) for the construction and operation of our production facility.  There is no assurance that we will be able to renew such licenses, certificates, approvals and permits upon their expiration.  The eligibility criteria for such licenses, certificates, approvals and permits may change from time to time and may become more stringent.  In addition, new requirements for licenses, certificates, approvals and permits may come into effect in the future.  The introduction of any new and/or more stringent laws, regulations, licenses, certificates, approvals or permits requirements relevant to our business operations and the steel flow control products industry may significantly escalate our compliance and maintenance costs or may limit the Company to continue with our existing operations or may limit or prohibit us from expanding our business.  Any such event may have an adverse effect to our business, financial results and future prospects.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Mr. LI Fuchao, through New Resource Group, Ltd., owns approximately 76.8% of our outstanding voting securities.  As a result, New Resource Group, Ltd. have significant influence over our business, including decisions regarding mergers, consolidations, the sale of all or substantially all of our assets, election of directors and other significant corporate actions.  This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our Company and might reduce the price of our shares.

We may be exposed to potential risks relating to our internal controls over financial reporting.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K.  Since we just completed the acquisition of China Green on February 11, 2011, we have not evaluated China Green and its subsidiaries’ internal control systems in order to allow our management to report on our internal controls on a consolidated basis as required by these requirements of SOX Rule 404.  However, Annec is seeking qualified accounting and financial personnel with an appropriate level of US GAAP knowledge and experience appropriate to meet our financial reporting requirements.  As such, Annec relies on financial consultants and has recently engaged a financial controller to advise and assist management on financial reporting requirements. In addition, we intend to hire a new chief financial officer with US GAAP and SEC reporting experience and additional staff with US GAAP experience. We can provide no assurance that we will be able to successfully hire a qualified chief financial officer and/or comply with all of the requirements imposed by SOX Rule 404.  In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner, our internal controls over financial reporting may not be effective.

Risks Related to the VIE Agreements

The PRC government may determine that the VIE Agreements are not in compliance with applicable PRC laws, rules and regulations.

Foreign ownership in construction project design enterprises such as Beijing Annec are subject to restrictions under current PRC laws, rules and regulations. As we are a Delaware company and our PRC subsidiaries are treated as foreign-invested enterprises under applicable PRC laws, we are subject to ownership limitations as well as special approval requirements on foreign investment. Specifically, foreign entities are not allowed to own more than a 75 % equity interest in any PRC company that provides design and engineering services.

To comply with applicable PRC laws, rules and regulations, we conduct our operations in China through the VIE Agreements, a series of contractual arrangements entered into among Annec and Beijing Annec, which consist of the Cooperation Agreement, Pledge Agreement, Option Agreement, and POA. As a result of these VIE Agreements, Annec manages and operates our design and engineering business through Beijing Annec pursuant to the rights it holds under our VIE Agreements. A majority of the economic benefit and almost all of the risks arising from Beijing Annec’s operations are ultimately enjoyed and undertaken by Annec under these agreements. Details of the VIE Agreements are set out in “Description of Business – Our Corporate Structure” above.

There are risks involved with the operation of our business in reliance on the VIE Agreements, including the risk that the VIE Agreements may be determined by PRC regulators or courts to be unenforceable. Although we believe we are in compliance with current PRC regulations in the execution and implementation of the VIE Agreements, we cannot assure you that the PRC government would agree that the VIE Agreements fully comply with existing PRC policies or with policies that may be adopted in the future. PRC laws and regulations governing the validity of these the VIE Agreements are uncertain. If the VIE Agreements were for any reason determined to be in breach of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•	imposing economic penalties;

•	discontinuing or restricting the operations of Annec or Beijing Annec;

•	imposing conditions or requirements in respect of the VIE Agreements with which Annec or Beijing Annec may not be able to comply;

•	requiring our company to restructure the relevant ownership structure or operations;

•	taking other regulatory or enforcement actions that could adversely affect our business; and

•	revoking the business licenses and/or the licenses or certificates of Annec or Beijing Annec, and/or voiding the VIE Agreements.

Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of Beijing Annec, which would have a material adverse impact on our business, financial condition and results of operations.

Our ability to manage and operate Beijing Annec under the VIE Agreements may not be as effective as direct ownership.

We conduct our design and engineering business in the PRC and generate virtually all of our revenues for our design and engineering services through the VIE Agreements. Our plans for future growth are based substantially on growing the operations of Beijing Annec. However, the VIE Agreements may not be as effective in providing us with control over Beijing Annec as direct ownership. Under the current VIE Agreements, if Beijing Annec fails to perform its obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC law, which we cannot be sure would be effective. Therefore, if we are unable to effectively control Beijing Annec, it may have an adverse effect on our ability to achieve our business objectives and grow our revenues.

As the VIE Agreements are governed by PRC law, we would be required to rely on PRC law to enforce our rights and remedies under them; PRC law may not provide us with the same rights and remedies as are available in contractual disputes governed by the law of other jurisdictions.

The VIE Agreements are governed by the PRC law and provide for the resolution of disputes through arbitral proceedings pursuant to PRC law. If Beijing Annec or its shareholders fail to perform the obligations under the VIE Agreements, we would be required to resort to legal remedies available under PRC law, including seeking specific performance or injunctive relief, or claiming damages. We cannot be sure that such remedies would provide us with effective means of causing Beijing Annec to meet its obligations, or recovering any losses or damages as a result of non-performance. Further, the legal environment in China is not as developed as in some other jurisdictions. Uncertainties in the application of various laws, rules, regulations or policies in PRC legal system could limit our liability to enforce the VIE Agreements and protect our interests.

The payment arrangement under the VIE Agreements may be challenged by the PRC tax authorities.

We generate our revenues through the payments we receive pursuant to the VIE Agreements. We could face adverse tax consequences if the PRC tax authorities determine that the VIE Agreements were not entered into based on arm’s length negotiations. For example, PRC tax authorities may adjust our income and expenses for PRC tax purposes which could result in our being subject to higher tax liability, or cause other adverse financial consequences. According to the PRC Tax Administration and Collection Law, in the case of a transfer pricing related adjustment, the statute of limitation is three years normally and 10 years in special instances.

Our stockholders have potential conflicts of interest with us which may adversely affect our business.

Mr. LI Fuchao is our chairman, and also controls Beijing Annec through both direct equity ownership and the VIE Agreements. There could be conflicts that arise from time to time between our interests and the interests of Mr. LI Fuchao. There could also be conflicts that arise between us and Beijing Annec that would require our stockholders and Beijing Annec’s shareholder to vote on corporate actions necessary to resolve the conflict. There can be no assurance in any such circumstances that Mr. LI Fuchao will vote his shares in our best interest or otherwise act in the best interests of our company. If Mr. LI Fuchao fails to act in our best interests, our operating performance and future growth could be adversely affected.

We rely on the approval certificates and business license held by Beijing Annec for our design and engineering business and any deterioration of the relationship between Annec and Beijing Annec could materially and adversely affect our business operations.

We operate our design and engineering business in China on the basis of the approval certificates, business license and other requisite licenses held by Beijing Annec. There is no assurance that Beijing Annec will be able to renew its licenses or certificates when their terms expire with substantially similar terms as the ones they currently hold.

Further, our relationship with Beijing Annec is governed by the VIE Agreements that are intended to provide us with effective control over the business operations of Beijing Annec. However, the VIE Agreements may not be effective in providing control over the application for and maintenance of the licenses required for our business operations. Beijing Annec could violate the VIE Agreements, go bankrupt, suffer from difficulties in its business or otherwise become unable to perform its obligations under the VIE Agreements and, as a result, our operations, reputations and business could be severely harmed.

If Annec exercises the purchase option it holds over Beijing Annec’s share capital pursuant to the Option Agreement, the payment of the purchase price could materially and adversely affect our financial position.

Under the Option Agreement, Annec has the option to purchase all of the equity interest in Beijing Annec at a price based on the circumstances of the exercise of the option as determined by the relevant parties, provided that the acquisition will not violate any PRC laws or regulations in effect. As Beijing Annec is already our contractually controlled affiliate, Annec’s exercising of the option would not bring immediate benefits to our company, and payment of the purchase price could adversely affect our financial position.

RISKS RELATED TO DOING BUSINESS IN CHINA

As substantially all of our assets are located in the PRC and all of our revenues are derived from our operations in China, changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

All of our deposits are held with banks in China which are not insured.

We hold all of our bank deposits with banks in China.  China does not have an equivalent of federal deposit insurance as in the United States.  Accordingly, all of our deposits held in the banks in China are not insured.  Although, we hold accounts with several banks in China and periodically evaluate the credit quality of our banks in efforts to mitigate any potential risk, we may be adversely affected in the event of a material disruption or financial distress of the banks.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes. Decided legal cases do not have so much value as precedent in China as those in the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, governmental approvals required for conducting business and investments, laws and regulations governing the advertising industry, as well as commercial, antitrust, patent, product liability, environmental laws and regulations, consumer protection, and financial and business taxation laws and regulations.

The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our PRC subsidiary, Annec, is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business license, other licenses or authorities;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws, or other foreign laws against us or our management.

All of our current operations are conducted in China. Moreover, most of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property, and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -0.8%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our sales effectively.

The majority of our sales will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between the U.S. dollar and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars, as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

The Chinese Government controls its foreign currency reserves through restrictions on imports and conversion of RMB into foreign currency.  In July 2005, the Chinese Government has adjusted its exchange rate policy from “Fixed Rate” to “Floating Rate”. Accordingly the RMB is no longer pegged to the U.S. dollar.  During January 2008 to January 2009, the exchange rate between RMB and US dollars has fluctuated from US $1.00 to RMB 7.3141 and US $1.00 to RMB 6.8542, respectively. Since January 2009, the exchange rate has been stable, and was approximately at US $1.00 to RMB 6.84. There can be no assurance that the exchange rate will remain stable.

Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market. Our financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi in which its earnings and obligations are denominated.

 Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

 Restrictions under PRC law on our PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our business.

Substantially all of our sales are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to its offshore parent company. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of its annual after-tax profits determined in accordance with PRC generally accepted accounting principles to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. The general reserve fund is not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into PRC subsidiaries, limit our PRC subsidiaries' ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75 which became effective as of November 1, 2005, and was further supplemented by two implementation notices issued by the SAFE on November 24, 2005 and May 29, 2007, respectively. Circular 75 requires PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006. Failure to comply with the requirements of Circular 75 may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have asked our shareholders, who are PRC residents as defined in Circular 75, to register with the relevant branch of SAFE as currently required in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiary. However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect on September 8, 2006 and was further amended on June 22, 2009. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. Our PRC counsel believes that it is uncertain whether the transaction is subject to CSRC's approval, and in reality, many other similar companies have completed similar transactions like the share exchange contemplated under the Exchange Agreement without CSRC's approval and our PRC legal counsel is not aware of any situation in which the CSRC has imposed a punishment or penalty in connection with any such transactions. However, if the CSRC or other PRC Government Agencies subsequently determine that CSRC approval is required for the share exchange and private placement contemplated under the Exchange Agreement, we may face material regulatory actions or other sanctions from the CSRC or other PRC Government Agencies.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required for our restructuring, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock.

Under the New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

China passed a new Enterprise Income Tax Law, or The New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under The New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of The New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of The New EIT Law and its implementation against non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and its non-PRC shareholders would be subject to a withholding tax at a rate of 10% when dividends are paid to such non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on enforcement of PRC tax against non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under The New EIT Law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2010 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

Failure to apply for and receive a further tax preference as a designated hi-tech corporation by Annec may limit our PRC subsidiaries' ability to distribute profits to us.

Pursuant to the New EIT Law, designated hi-tech corporation may be accorded a tax preference at the rate of 15%. Zhengzhou Annec qualified as a hi-tech corporation and was accorded certain tax incentives at a statutory rate of 15% for the years from 2008 to 2012. Annec may not be able to maintain this tax preference after 2012 unless it applies for and receives a further tax preference for the succeeding five years. If Annec fails to apply for and receive such further tax preference, it will be subject to a statutory tax rate of 25%. Higher tax contributions may limit our PRC subsidiaries' ability to distribute profits to us. Any limitations on the ability of our PRC subsidiaries to distribute profits to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises' Share Transfer, or Circular 698, that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation, or SAT, released a circular on December 15, 2009 that addresses the transfer of shares by nonresident companies, generally referred to as Circular 698. Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Circular 698, which provides parties with a short period of time to comply with its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company. Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes. There is uncertainty as to the application of Circular 698. For example, while the term "indirectly transfer" is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. It is also unclear, in the event that an offshore holding company is treated as a domestically incorporated resident enterprise, whether Circular 698 would still be applicable to transfer of shares in such offshore holding company. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. In addition, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our Company complies with the Circular 698. If Circular 698 is determined to be applicable to us based on the facts and circumstances around such share transfers, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties, and make most of our sales in China. The PRC also strictly prohibits bribery of government officials. Our activities in China may create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents, or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents, or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Risks Related To The Market For Our Stock

The market price of our common stock can become volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

The market price of our common stock can become volatile.  Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly.  These factors include:

•	our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;
•	changes in financial estimates by us or by any securities analysts who might cover our stock;
•	speculation about our business in the press or the investment community;
•	significant developments relating to our relationships with our customers or suppliers;
•	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in our industry;
•	customer demand for our products;
•	investor perceptions of our industry in general and our Company in particular;

•	the operating and stock performance of comparable companies;
•	general economic conditions and trends;
•	announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;
•	changes in accounting standards, policies, guidance, interpretation or principles;
•	loss of external funding sources;
•	sales of our common stock, including sales by our directors, officers or significant stockholders; and
•	additions or departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price.  Should this type of litigation be instituted against us, it could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to the operating performance of particular companies.  These market fluctuations may adversely affect the price of our common stock and other interests in our Company at a time when you want to sell your interest in us.

We do not intend to pay dividends on shares of our common stock for the foreseeable future.

Prior to the Share Exchange Agreement, Annec declared and paid approximately $676,986 in dividends in January 2011, however, E-Band Media has never declared or paid any cash dividends on shares of our common stock.  We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

Our common stock is illiquid and this low trading volume may adversely affect the price of our common stock.

Our common stock is quoted on the OTCBB. The trading market in our common stock is illiquid. Our limited trading volume will subject our shares of common stock to greater price volatility and may make it difficult for you to sell your shares of common stock.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock,” we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by the Penny Stock Rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our Certificate of Incorporation authorize our Board of Directors to issue up to 20,000,000 shares of preferred stock.  The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors without further action by the stockholders.  These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions.  The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock.  In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party.  The ability of our Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes and other financial information appearing elsewhere in this report. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially from this discussed in the forward-looking statements.  Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including without limitation, the disclosures made under “Risk Factors.”

Overview

We are a refractory and technology-based company that designs, develops, produces, and markets refractory products.  In addition, through our VIE, Beijing Annec, we provide integrated stove design, turnkey contracting, refractory production and sales.

We generate revenues from the sale of our refractory products and from services related to the design, engineering and build out of stoves.

For sale of refractory products, we recognize revenues at the time our products are accepted by the customer. The sales prices of our refractory products are established on a cost plus basis and competitor’s prices.

For our design and engineering services, Beijing Annec enters into contracts for the design and build out of the stoves. Most of the contracts are fixed price contracts which typically provide for a stated contract price and a specified scope of the work to be performed. Payment under the contract is usually based on the progress of the project.

Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the balances and results of Annec and Beijing Annec. All significant intercompany accounts and transactions have been eliminated in consolidation.

The interim financial information as of September 30, 2010, and for the nine months ended September 30, 2009 and 2010, is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the year ended December 31, 2010.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and the related disclosure of contingent assets and liabilities. Significant estimates and assumptions are used for, but not limited to: (1) allowance for doubtful accounts, (2) economic lives of property, plant, and equipment, (3) asset impairments, (4) percentage of completion on construction projects, and (5) contingency reserves. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. In addition, any change in these estimates or their related assumptions could have an adverse effect on our operating results.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on an average cost basis, which approximates actual cost on a first-in, first-out (FIFO) method. Lower of cost or market is evaluated by considering obsolescence, excessive levels of inventory, deterioration, and other factors. Adjustments to reduce the cost of inventory to its net realizable value, if required, are made for estimated excess or obsolescence and are charged to cost of revenues.

Revenue Recognition

Our principal revenue sources are from the sale of refractory materials and products and from sales generated from the designing and building of blast furnaces and hot-air stoves.

Annec generates revenue from the sale a variety of refractory bricks and the sales from kits of pre-assembled hot-air ovens. Annec recognizes revenue when: (1) there is persuasive evidence of an arrangement; (2) customers have accepted receipt of the goods in accordance with the shipping terms; (3) the amount to be paid by the customer is fixed or determinable; and (4) collectability is reasonably assured. Zhengzhou Annec recognizes revenue from the sale of a kit when the kit has been delivered and accepted by the client.

Beijing Annec enters into contracts to design and build blast furnaces and hot-air stoves and recognizes revenues during the construction period using the percentage of completion method. Most of the contracts are fixed-price contracts, which typically provide for a stated contract price and a specified scope of the work to be performed. Beijing Annec estimates the percentage of the job that is complete using variations of the cost-to-cost method. Cost is used as the primary indicator, but we also considers contract milestones and work in progress from subcontractor companies. If the estimate of costs left to be incurred plus actual costs already incurred exceeds the total revenue to be expected from a contract, then the full amount of the difference is recognized in the current period as a loss and presented on the consolidated balance sheet as a current liability.

Shipping and Handling Costs

Shipping and handling costs billed to customers are recorded net of the amount collected. Shipping and handling expense included in sales and marketing expenses amounted to $2,403,441, $1,929,090, $1,742,494, and $2,305,824 for the years ended December 31, 2008 and 2009, and nine months ended September 30, 2009 and 2010, respectively.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued SFAS 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (SFAS 168), in June 2009, which approved the FASB Accounting Standards Codification (Codification) as the single source of authoritative United States accounting and reporting standards for all nongovernmental entities, except for guidance issued by the Securities and Exchange Commission. The Codification, which changes the referencing of financial standards, is effective for interim or annual financial periods ending after September 15, 2009. Therefore, in these financial statements, all references made to generally accepted accounting principles in the United States (U.S. GAAP) use the new Codification numbering system prescribed by the FASB. The adoption of this standard did not have an impact on the results of operations or the Company’s financial statements.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (SFAS 161). SFAS 161 was primarily codified into ASC 815, Derivatives and Hedging (ASC 815), and requires enhanced disclosures about an entity’s derivative and hedging activities. These enhanced disclosures will discuss (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. ASC 815 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Currently, the Company does not engage in derivative and hedging activities and, accordingly, there was no impact upon adoption of this standard.

In May 2009, the FASB issued SFAS 165, Subsequent Events, codified under ASC 855, Subsequent Events, which is effective for interim and annual periods ending after June 15, 2009. ASC 855 provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. The Company adopted the provisions of ASC 855 in 2009 and it did not have a material impact on its financial position, results of operations, or cash flows.

Recent Developments

Pursuant to the Share Exchange Agreement, we acquired 100% of the issued and outstanding capital stock of China Green in exchange for 19,220 shares of our Series A Preferred Stock which will constitute approximately 98% of our issued and outstanding common stock on an as-converted common stock basis as of and immediately after the effectiveness of the Reverse Split as contemplated by the Share Exchange Agreement.

As a result of the reverse acquisition, we have assumed the business and operations of China Green and its subsidiaries, and its VIE, Beijing Annec.

Results of Operations

	Nine Months Ended September 30		Year Ended December 31
	2010	2009	2009	2008
Revenues	$39,542,035	$15,274,091	$32,405,360	$39,624,135
Cost of revenues	24,330,617	8,949,658	20,793,942	23,056,571
Gross profit	15,211,418	6,324,433	11,611, 418	16,567,564
Operating expenses
Selling	4,454,006	2,858,815	3,704,000	6,451,745
General and administrative	4,220,129	2,843,579	4,155,987	5,498,080
Total operating expenses	8,674,135	5,702,394	7,859,987	11,949,825
Income from operations	6,537,283	622,039	3,751,431	4,617,739
Total other income (expense)	(911,761)	(757,842)	(1,036,076)	(433,303)
Income (loss) before provision for Income taxes	5,625,522	(135,803)	2,715,355	4,184,436
Provision (benefit) for income taxes	686,313	(16,568)	331,010	500,810
Net income (loss)	$4,939,209	$(119,235)	$2,384,345	$3,683,626

For the nine months ended September 30, 2010 and 2009

Revenues

Segments	Nine Months Ended Sept. 30, 2010	% of Revenue	Nine Months Ended Sept. 30, 2009	% of Revenue

Refractory Sales	$36,254,039	91.7%	$15,181,657	99.4%
Design and Engineering Services	$3,287,996	8.3%	$92,434	0.6%

Total	$39,542,035	100%	15,274,091	100%

Revenues were $39,542,035 and $15,274,091 for the nine months ended September 30, 2010 and 2009, respectively.  Revenues increased by $24,267,944, or 158.88%, for the nine months ended September 30, 2010, compared to the same period in 2009.  Revenues for refractory products for the nine months ended September 30, 2010 increased 138.80% to $36,254,039 from $15,181,657 for the same period in 2009, and the revenues for design and engineering services related to stoves for the nine months ended September 30, 2009 increased 3,457.13% to $3,287,996 from $92,434 for the same period 2009. The increase in sales of both refractory products and engineering and design services were mainly due to China's growth in 2010 and the increase in demand for iron and steel which attributed to the demand for refractory products and construction of new hot blast stoves.

Cost of Revenue

Cost of revenue was $24,330,617 and $8,949,658 for the nine months ended September 30, 2010 and 2009, respectively. Cost of revenue for the nine months ended September 30, 2010 increased by $15,380,959, or by 171.86% compared to the same period in 2009.  Stated as a percentage of revenues, cost of revenue for the nine months ended September 30, 2010, was 61.53% and for the corresponding period of 2009 was 58.59%. Cost of revenue related to refractory products for the nine months ended September 30, 2010 increased 143.12% to $21,587,165 from $8,879,063 for the same period in 2009, and cost of revenues for design and engineering services related to stoves for the nine months ended September 30, 2010 increased 3,786.18% to $2,743,452 from $70,595 for the same period in 2009.  The increase in cost of revenue was primarily attributable to the increase in sales for both refractory products and design and engineering services.

Operating Expenses

General and Administrative.  General and administrative expenses include payroll and related employee benefits, and other headcount-related costs associated with finance, facilities, legal and other administrative expenses.  General and administrative expenses were $4,220,129 and $2,843,579 for the nine months ended September 30, 2010 and 2009, respectively. The $1,376,550 or 48.4% increase in general and administrative expense was primarily attributable to the increase in sales and the opening of a new factory in Xinmi, Henan Province.

Sales and Marketing Expenses.  Sales and marketing expenses include payroll, employee benefits, and other headcount-related costs associated with sales and marketing personnel and travel, advertising, promotions, trade shows, seminars, and other programs. Sales and marketing expenses were $4,454,006 and $2,858,815 for the nine months ended September 30, 2010 and 2009, respectively.  The $1,595,191 or 55.80% increase in sales and marketing expense was due to increased activities in direct sales and marketing.

Other Expense. Net other expense was $911,761 and $757,842 for the nine months ended September 30, 2010 and 2009, respectively.  The increase in other expense was primarily attributable to an increase in interest expense.

Net Income

Our net income was $4,939,209 for the nine months ended September 30, 2010 and a net loss of 119,235 for the nine months ended September 30, 2009. Net income increase for the nine months ended September 30, 2010 increased by $5,058,444.  The increase in net income was due primarily to the increase in revenues.

For the fiscal year ended December 31, 2009 and 2008

Revenues

Segments	Year Ended Dec. 31, 2009	% of Revenue	Year Ended Dec. 31, 2008	% of Revenue

Refractory Sales	$23,408,259	72.24%	$38,187,579	96.37%
Design/Engineering Services	$8,997,101	27.76%	$1,436,556	3.63%

Total	$32,405,360	100%	$39,624,135	100%

Revenues for the year ended December 31, 2009 decreased 18.2% to $32,405,360 from $39,624,135 for the year ended December 31, 2008.  Revenues for refractory products for the year ended December 31, 2009 decreased 38.73% to $23,408,259 from $38,187,579 for year ended December 31, 2008, and the revenues for design and engineering services related to stoves for the year ended December 31, 2009 increased 526.30% to $8,997,101 from $1,436,556 for the year ended December 31, 2008. The decrease in sales of refractory products was mainly due to the global financial crisis in 2009 which drastically decreased the demand for iron and steel which, in turn, contributed to the decline in sales of refractory products and construction of new hot blast stoves. The increase in engineering and design services was mainly due to acceptance of this new business sector by more clients.

Cost of Revenue

Cost of revenue was $20,793,942 and $23,056,571 for the years ended December 31, 2009 and 2008, respectively.  Cost of revenue for the year of 2009 decreased by $2,262,629, or by 9.81%.  Stated as a percentage of revenues, cost of revenue for the year ending December 31, 2009, was 64.2% and for the corresponding period of 2008 was 58.2%. Cost of revenue related to refractory products for the year ended December 31, 2009 decreased 42.23% to $12,654,996 from $21,906,378 for the same period in 2008, and cost of revenues for design and engineering services related to stoves for the year ended December 31, 2009 increased 607.61% to $8,138,946 from $1,150,193 for the same period in 2008.  The decrease in cost of revenue from 2008 to 2009 was primarily attributable to the decrease in sales for the refractory products.

Operating Expenses

General and Administrative.  General and administrative expenses include payroll and related employee benefits, and other headcount-related costs associated with finance, facilities, legal and other administrative expenses.  General and administrative expenses were $4,155,987 and $5,498,080 for the years ended December 31, 2009 and 2008, respectively. The $1,342,093, or 24.4% decrease in general and administrative expense was primarily attributable to a decline in sales as a result of the global financial crisis in 2009.

Sales and Marketing Expenses.  Sales and marketing expenses include payroll, employee benefits, and other headcount-related costs associated with sales and marketing personnel and travel, advertising, promotions, trade shows, seminars, and other programs. Sales and marketing expenses were $3,704,000 and $6,451,745 for the years ended December 31, 2009 and 2008, respectively. The $2,747,745, or a 42.59% decrease in sales and marketing expense was due to decreased activities in direct sales and marketing.

Other Expense.  Net other expense was $1,036,076 and $433,303 for the years ended December 31, 2009 and 2008, respectively.  The increase in other expense was primarily attributable to an increase in interest expense with an offset in tax subsidy in 2008.

Net Income

Our net income for the years ended December 31, 2009 decreased 35.3% to $2,384,345 from $3,683,626 for the year ended December 31, 2008. The decrease in net income from 2008 to 2009 was due primarily to the global financial crisis.

Liquidity and Capital Resources

We had retained earnings of $18,849,566, $13,910,357 and $11,712,915, as of September 30, 2010, December 31, 2009, and December 31, 2008, respectively.  As of September 30, 2010, we had cash and restricted cash of $3,903,742 and total current assets of $65,389,955.   As of September 30, 2010, we had accounts receivable of $22,912,105, representing 35.04% of our total current assets, compared to $19,282,094, representing 33.74% of total current assets as of December 31, 2009.  Our total liabilities as of September 30, 2010 were $55,998,963, compared to our total liabilities of $50,690,863 as of December 31, 2009.  The increase was primarily due to an increase in sales. As of September 30, 2010, we had working capital of $9,390,992 and working capital of $6,462,723 as of December 31, 2009.   We believe our cash and accounts receivable are adequate to satisfy our working capital needs and sustain our ongoing operations for the remainder of our fiscal year.

However, even if our cash reserves are sufficient to sustain operations, we must raise additional capital by the sale of our securities in order to implement our strategic growth plans which include increasing our product line, promoting our design and engineering services, improving our products, and the potential acquisitions of mines and other refractory companies.

We have had preliminary discussions for additional investments by existing and prospective investors but we have no funding commitments in place at this time and we can give no assurance that such capital will be available on favorable terms, or at all.  Even if we are successful in raising additional funds, there is no assurance regarding the terms of any additional investment and any such investment or other strategic alternative would likely substantially dilute or eliminate the interests of our shareholders.

Below is a summary of our cash flow:

Net Cash Provided by Operating Activities.  For the nine months ended September 30, 2010, net cash provided by operating activities was $273,253 compared to net cash used in operating activities of $2,095,066 for the year ended December 31, 2009. The net cash provided by operating activities for the nine months ended September 30, 2010 was primarily due to advances from customers and deferred income.

New Cash Used in Investing Activities.   For the nine months ended September 30, 2010, net cash used in investing activities was $1,020,668 compared to net cash provided by investing activities of $1,603,768 for the year ended December 31, 2009.  The net cash used in investment activities for the nine months ended September 30, 2010 was primarily due to the purchase of land rights and the purchase of plant and equipment.

Net Cash Provided by Financing Activities.   For the nine months ended September 30, 2010, net cash provided by financing activities was $869,468 compared to net cash provided by financing activities of $407,168 for the year ended December 31, 2009.  The net cash provided by financing activities consisted primarily of proceeds from the issuance of short-term borrowings and proceeds from issuance of related party payables.

Off-Balance Sheet Arrangements

Annec entered into agreements as a debt guarantor during 2010 for six unaffiliated companies. The guaranteed amount is approximately $7,487,193 as of September 30, 2010. In exchange, the other unaffiliated companies also acted as a debt guarantor for Annec starting in 2010. As of September 30, 2010, Annec's loans guaranteed by other unaffiliated companies are approximately $3,593,853. Annec has not historically incurred any losses due to such debt guarantees. Additionally, Annec has determined that the fair value of the guarantees is immaterial.

DIRECTORS AND EXECUTIVE OFFICERS

Identification of Directors, Executive Officers and Significant Employees

The following table and text set forth the names and ages as of our current directors, executive officers and significant employees as of the date of this report.  Our Board of Directors is comprised of only one class.  All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.  There are no family relationships among directors and executive officers.

Name	Age	Position
LI Fuchao	40	Chairman of Board, Director
LI Jiantao	40	President, CEO and CFO
SUN Zhaoqing	65	Vice President,
WU Qichang	73	Chief Technology Officer
Dean Konstantine	57	Director

There are no arrangements or understandings between our directors and executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

Business Experience

LI Fuchao.  Mr. LI Fuchao became chairman in February 2011. He founded Annec in July 2003. He worked for Yuhua Industrial Co. Ltd. from 1996 to 2003. Mr. LI Fuchao graduated from Luoyang University of Technology in 1996 with a major in inorganic metal material. He has more than 15 years of experience in refractory material manufacturing industry.  He has knowledge and experience in refractory material’s manufacture, market development, maintenance and strategic investment. He is responsible for the Company’s market development, maintenance and strategic investment.

LI Jiantao.  Mr. LI Jiantao became a president, CEO and CFO in February 2011. He joined Annec in July 2003. He worked for Attention Electricity Co., Ltd. from 1998 to 2003. Mr. LI Jiantao graduated from Jiaozuo Mining Institute in 1994 with a major in electric automatization.  He has more than ten years experience in corporate management and marketing.   His is responsible for the Company’s market development, maintenance and strategic investment.

SUN Zhaoqing.  Mr. Sun became a vice-president in February 2011. He joined Annec in 2008.  He has worked for several refractory material manufacturing firms before 2008. He graduated from Henan Normal University in 1967 with a major in math. He has more than 40 years experience in refractory material corporate management and manufacturing.  He is responsible for the Company’s day-to-day operations.  He is also the chief executive officer of Zhengzhou Huawei Gear Company.

WU Qichang. Mr. Wu became a chief technology officer of Annec in 2011. He is a professor level senior engineer enjoying the Special Government Allowance granted by the State Council and the leader of the Expert Team of National Registered Metallurgical Exploration & Design Engineers. He has issued many papers in domestic publications, showing his original ideas about the methods of properly handling the coal injection amount of blast furnace and application theory of heat transfer in engineering design of blast furnaces, etc. He was awarded the State Excellent Design Gold Award, the State Excellent Design Silver Award, the second prize of the Excellent Design Award of the Ministry of Metallurgical Industry and the first prize of the National Award for Technological Invention. In 2000, he was awarded the title of National Engineering Design Master by the Ministry of Construction of PRC. He graduated from the Ferrous Metallurgy Major of Beijing University of Iron and Steel Technology in 1962.

Dean Konstantine. Mr. Konstantine has been a director since it was incorporated and was the previous president and chief executive officer. He was not an officer or director of AP Corporate Services, Inc. or of E-Band Media.com prior to AP's bankruptcy filing. Mr. Konstantine is also the Managing Director of Green Go Solar LLC, a company he formed in 2009 which is in the planning and permit stage of creating a 37 megawatt solar photo-voltaic generation plant on 160 acres of Mojave Desert property near Los Angeles. From 2001 to 2009 he was president of Konstantine Enterprises, a development Company building sustainable green buildings with integrated solar photo-voltaic energy generating systems for residential and commercial use. Prior to his work in solar energy he was a deputy sheriff, chief deputy sheriff, and for six years he served as President of the Riverside County Sheriff's Association, the collective bargaining agent for approximately 2,500 members of the Riverside County Sheriff's Department. He also served in the U.S. Marine Corps. As a green energy developer, Mr. Konstantine has negotiated numerous contracts and business relationships with organizations as large as Southern California Edison and the U.S. Bureau of Prisons and as small as sole proprietorships and homeowners, and as president of a Sheriff's Association, he represented approximately 2,500 peace officers in wage and benefit negotiations. We believe this experience will be invaluable in negotiating a business combination for the Company.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten  years, none of our directors or executive officers were involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee

We have not adopted an audit committee charter.  Our board of directors will serve the function of the audit committee.  The board of directors in the future intends to establish an audit committee.

Compensation Committee and Governance and Nomination Committee

We have not adopted a compensation committee and governance committee charters.  The board of directors currently serves these functions.  The board of directors will consider establishing a compensation committee and governance committee in the future.

Code of Conduct and Ethics

We have not adopted a Code of Conduct for our CEO and Senior Financial Officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the information, on an accrual basis, with respect to the compensation of our and Annec's  executive officers for the fiscal years ended December 31, 2009 and December 31, 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non- Qualified Deferred Compen- sation Earnings	All Other Compen- sation ($)	Total ($)

			-	-	-	-	-	-
LI Fuchao(1)	2009	$16,573	-	-	-	-	-	-	$16,573
Chairman	2008	$13,172	-	-	-	-	-	-	$13,172

LI Jiantao(2)	2009	$13,475	-	-	-	-	-	-	$13,475
President, CEO and CFO	2008	$11,376	-	-	-	-	-	-	$11,376

SUN Zhaoqing(3)	2009	$13,433	-	-	-	-	-	-	$13,433
Vice president	2008	-	-	-	-	-	-	-	-

(1)           Mr. LI Fuchao serves as the chairman of Annec.
(2)           Mr. LI Jiantao serves as the president, CEO, and CFO of Annec.
(3)           Mr. SUN Zhaoqing serves as the vice president of Annec.

Options/SAR Grants

During the last fiscal year, we have not granted any stock options or Stock Appreciation Rights (“SARS”) to any executive officers or other individuals.

Aggregated Option/SAR exercised and Fiscal year-end Option/SAR value table

Neither our executive officers nor the other individuals listed in the tables above, exercised options or SARs during the last fiscal year.

Stock Option Plan

We have not adopted a stock option plan.

Long-term incentive plans

We have not adopted long term incentive plan.

Defined benefit or actuarial plan disclosure

As required by Chinese law, our Chinese subsidiaries contribute 10% of an individual employee’s monthly salary to pension insurance.

Compensation of Directors

Our non-executive director does not receive any compensation for his services as a director and currently no compensation arrangements are in place for the compensation of directors.

Employment contracts and termination of employment and change-in-control arrangements

None of our officers or employees is under an employment contract or has contractual rights triggered by a change in control of the company.

Compensation Committee Interlocks and Insider Participation

We have not established a Compensation Committee and our board of directors will serve this function.  No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other entity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable.  As of February 11, 2011, we had a total of 11,150,000 shares of common stock outstanding and 19,220 shares of Series A Preferred Stock outstanding.

The following table sets forth, as of  February 11, 2011: (a) the names and addresses of each beneficial owner of more than five percent of our common stock known to us, the number of shares of common stock beneficially owned by each such person, and the percent of our common stock so owned; and (b) the names and addresses of each director and executive officer, the number of shares our common stock beneficially owned, and the percentage of our common stock so owned, by each such person, and by all of our directors and executive officers as a group. Unless otherwise indicated, the business address of each of our directors and executive offices is c/o Zhengzhou Annec Industrial Co. Ltd., 15/F, Central Bldg, 5 West St., Xinmi, Henan, China. Each person has sole voting and investment power with respect to the shares of our common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percentage of Series A Preferred Stock	Percentage of Common Stock	Percent of Combined Voting Power of Common Stock and Series A Preferred Stock(2)

LI Fuchao, Chairman	Common Stock	7,483,138	(3)	-0-	67.11%	76.8%
	Series A Preferred Stock	14,824	(3)	77.2%	-0-

LI Jiantao,	Common Stock	-0-		-0-	-0-	-0-
President, Chief Executive Officer, Chief Financial Officer	Series A Preferred Stock	-0-		-0-	-0-

SUN Zhaoqing, Vice President	Common Stock	-0-		-0-	-0-	-0-
	Series A Preferred Stock	-0-		-0-	-0-

WU Qichang, Chief Technology	Common Stock	-0-		-0-	-0-	-0-
Officer	Series A Preferred Stock	-0-		-0-	-0-

Dean Konstantine, Director	Common Stock	-0-		-0-	-0-	*
	Series A Preferred Stock	5		*	-0-

All Officers & Directors as a	Common Stock	7,483,138		-0-	70.3%	77.6%
Group (4 people)	Series A Preferred Stock	15,001		78.0%	-0-

More than 5% Holders
LI Ling(4)	Common Stock	980,392		-0-	8.8%	9.6%
	Series A Preferred Stock	1,853		9.6%	-0-

* Individual owns less than 1% of our securities.
(1)  As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable. Includes shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants and such are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group.
(2)  Common Stock shares have one vote per share.  Excludes shares of Series A Preferred Stock which will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 1,000 shares of common stock upon the effectiveness of a planned 1-for-14.375 reverse split of our outstanding common stock.  Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis, based on an assumed post 1-for-14.375 reverse split (to retroactively take into account the Reverse Split).  For example, assuming 100 shares of Series A Preferred Stock are issued and outstanding on the record date for any stockholder vote, such shares, voting in aggregate, would vote a total of 1,437,500 voting shares.
(3) Includes shares held by New-Source Group Limited, a British Virgin Islands company.   Mr. LI Fuchao is the sole director.   and beneficial owner.
(4)  Includes shares held by High-Sky Assets Management Limited, a British Virgin Islands company.  Ms. LI Ling is the sole director and shareholder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

At December 31, 2008 and 2009, and September 30, 2010, Annec had loans payable to Messrs.  LI Fuchao, our chairman,  and LI Jiantao, our executive officer and president,  and two former owners and now employees of Annec. Annec and the lenders have not signed notes, there are no specific due dates, and no interest is paid on the loans. Money is transferred between lenders and Annec mainly for cash flow purposes. The amounts loaned and borrowed are short-term in nature and the balances at both year-ends are considered at the fair market value of the amounts owed. The following amounts were payable to the lendees as of December 31, 2008 and 2009, and September 30, 2010:

			2010
	2008	2009	(unaudited)

FAN Haixue	$1,178,839	$1,371,907	$-
LI Fuchao	466,867	468,028	722,364
LI Jiantao	122,553	73,129	-
FAN Yinling	-	-	182,688

Related Entities

The transactions contemplated by the Share Exchange Agreement  resulted in a change of control by issuance of our securities to the following entities and individuals:

•
New-Source Group Limited.  New-Source Group Limited is our major shareholder which owns approximately 76.87% of our common stock on completion of the share exchange.  Mr. LI Fuchao, our chairman, is a director of this entity.  The shares of this entity are held by Ms. LI Ling who holds the shares for the benefit of Mr. LI Fuchao.

•
High-Sky Assets Management Limited.  High-Sky Assets Management Limited owns approximately 9.61% of our common stock on completion of the share exchange.  Ms. LI Ling is the director and shareholder of this entity.

•	Joint Rise Investment. Joint Rise Investment owns less than 5% of our common stock on completion of the share exchange. Mr. LEE Hon Wah is the director and shareholder of this entity.

•	Giant Harvest Investment. Giant Harvest Investment owns less than 5% of our common stock on completion of the share exchange. Ms. CHEUNG Yun Nai Annie is the director and shareholder of this entity.

•	Mr. Qian Yun Ting. Mr. Qian owns less than 2% of our common stock on completion of the share exchange.

Beijing Annec

On January 14, 2011, prior to the reverse acquisition transaction, Beijing Annec entered into a contractual agreement, or the VIE Agreement, with Annec pursuant to which Beijing Annec became our VIE. The VIE structure is a common structure used to acquire PRC companies, particularly in certain industries where foreign investment is restricted or forbidden by the PRC government.  The VIE Agreements include the following arrangements:

(1)           Exclusive Business Cooperation Agreement ("Cooperation Agreement"), where Annec, in general, becomes Beijing Annec's exclusive services provider to provide Beijing Annec with business support and technical and consulting services in exchange for an annual service fee equal to all of Beijing Annec's audited total amount of net income for such year;

(2)           Equity Interest Pledge Agreement ("Pledge Agreement") under which Mr. LI Fuchao, our chairman and 100% owner of all of the equity interest in Beijing Annec (as of August 25, 2011), has pledge all of his equity interest in Beijing Annec to Annec as a guarantee of Beijing Annec's performance of its obligations under the Cooperation Agreement;

(3)           Exclusive Option Agreement ("Option Agreement") under which Mr. LI Fuchao grants Annec an irrevocable right and option to acquire any and all of Mr. LI Fuchao's equity interest in Beijing Annec, as and when permitted by PRC laws, for an exercise price equal to the actual capital contributions paid in the registered capital of Beijing Annec by Mr. LI Fuchao unless an appraisal is required by applicable PRC laws; and

(4)           Power of Attorney ("POA") under which Mr. LI Fuchao grants Annec the right to (i) attend shareholders meetings of Beijing Annec, (ii) exercise all of Mr. LI Fuchao's shareholder's rights and shareholder's voting rights in Beijing Annec, including, but not limited to the sale or transfer or pledge or disposition of his stock in whole or in part, and (iii) designate and appoint on Mr. LI Fuchao's behalf the legal representative, the executive director and/or director, supervisor, the chief executive officer and other senior management of Beijing Annec.

As a result of the foregoing structure, we control 100% of Beijing Annec and have rights to all of Beijing Annec's audited net income for such year revenues.

The foregoing description of the terms of the Cooperation Agreement, the Pledge Agreement, the Option Agreement, and the POA is qualified in its entirety by the agreements filed as Exhibits 10.1,10.2, 10.3, 10.4, and 10.5 attached hereto and incorporated herein by reference.

Director Independence

We currently do not have any independent directors as the term “independent” is defined by the rules of the Nasdaq Stock Market.

MARKET PRICE OF AND DIVIDENDS ON THE
REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

On January 3, 2011, our common stock started quotation on the OTCBB under the symbol “EBDM.”  As of the date of this Report, there has not been any trading activity for our common stock on the OTCBB.

Shareholders

As of December 31, 2010, we had 96 shareholders of record and 11,150,000 shares issued and outstanding.  This does not include the holders whose shares are held in a depository trust in "street" name.  Currently no shares are currently held by Depository Trust Company in "street name.”

Dividend Policy

We presently do not expect to declare or pay such dividends in the foreseeable future and expect to reinvest all undistributed earnings to expand our PRC operations, which the management would be is in the best interest of our shareholder. Undistributed earnings will be reinvested in our operations in the PRC. Payment of dividends to our shareholders would require payment of dividends by our PRC subsidiary to us.  PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which is required to be set aside for certain reserve funds.  Our inability to receive all of the revenues from our PRC subsidiary's operations may provide an additional obstacle to our ability to pay dividends if we so decide in the future.  The declaration of dividends, if any, will be subject to the discretion of our board of directors, which may consider such factors as our results of operations, financial condition, capital needs and acquisition strategy, among others. Please refer to the risk factors for a more detailed discussion on the limitations on the payment of dividends to us by our subsidiary.

Securities Authorized for Issuance under Equity Compensation Plans

We have no compensation plans under which equity securities are authorized for issuance.

Recent Sales Of Unregistered Securities

Reference is made to the disclosure set forth Item 3.02 of this report, which disclosure is incorporated by reference into this section.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share. As of February 11, 2011, we have 11,150,000 shares of common stock issued and outstanding.

All shares of our Common Stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any directors. In the event of liquidation of the Company, each shareholder is entitled to receive a proportionate share of the Company's assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any. Holders of the Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock, as may be declared by the Board of Directors out of funds legally available therefor. Our Board of Directors is authorized to issue our preferred stock in series and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each series, may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.  Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

Series A Convertible Preferred Stock

In accordance with our Certificate of Incorporation, our Board of Directors unanimously approved the filing of a Certificate of Designation designating and authorizing the issuance of up to 19,220 shares of our Series A Preferred Stock.  The Certificate of Designation was filed on February 9, 2011.

Shares of Series A Preferred Stock will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 1,000 shares of common stock upon the effectiveness of a planned 1-for-14.375 reverse split (the “Reverse Split”) of our outstanding common stock.  Upon the Reverse Split, the 19,220 outstanding shares of Series A Preferred Stock will automatically convert into 19,220,000 shares of common stock, which pursuant to the Share Exchange Agreement, will constitute approximately 96% of the outstanding common stock of E-Band Media subsequent to the Reverse Split.

Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis, based on an assumed post 1-for-14.375 reverse split (to retroactively take into account the Reverse Split).  For example, assuming 100 shares of Series A Preferred Stock are issued and outstanding on the record date for any stockholder vote, such shares, voting in aggregate, would vote a total of 1,437,500 voting shares.

The holders of our Series A Preferred Stock are entitled to vote on all matters together with all other classes of stock.  Holders of Series A Preferred Stock have protective class voting veto rights on certain matters, such as increasing the authorized shares of Series A Preferred Stock and modifying the rights of Series A Preferred Stock.

Following the reverse acquisition as of February 11, 2011, we had 19,220 shares of Series A Preferred Stock outstanding.  Following the effectiveness of the Reverse Split and the conversion of the Series A Preferred Stock into common stock, there will be 19,995,652 shares of our common stock issued and outstanding.

Anti-takeover Effects of Our Certificate of Incorporation and By-laws

Our Certificate of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management.  According to our Bylaws and Certificate of Incorporation, neither the holders of the Company’s common stock nor the holders of the Company’s preferred stock have cumulative voting rights in the election of our directors.  The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Delaware Law

Delaware Anti-Takeover Statute.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

·	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

·
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

·
at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our certificate of incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent And Registrar

Our independent stock transfer agent is Globex Transfer, LLC.  Their mailing address is 780 Deltona Blvd., Suite 202, Deltona, Florida 32725.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Except for acts or omissions which involve intentional misconduct, fraud or known violation of law, there shall be no personal liability of a director or officer to the Company, or to its stockholders for damages for breach of fiduciary duty as a director or officer. The Company may indemnify any person for expenses incurred, including attorneys fees, in connection with their good faith acts if they reasonably believe such acts are in and not opposed to the best interests of the Company and for acts for which the person had no reason to believe his or her conduct was unlawful. The Company may indemnify the officers and directors for expenses incurred in defending a civil or criminal action, suit or proceeding as they are incurred in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction in which the action or suit is brought that such person is not fairly and reasonably entitled to indemnification for such expenses.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing, we have been informed that in the opinion of the SEC indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 3.02 Unregistered Sales Of Equity Securities

On February 11, 2011, we issued 19,220 shares of our Series A Preferred Stock to the shareholders of China Green.  The total consideration for the 19,220 shares of our Series A Preferred Stock was 102 ordinary shares of China Green, which is all the issued and outstanding capital stock of China Green.  The number of our shares issued to the shareholders of China Green was determined based on an arms-length negotiation. The issuance of our shares to the shareholders of China Green was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation S promulgated thereunder.

The issuance of our shares to the shareholders of China Green and the registered broker-dealer were made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.  Our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offerees and us.

Shares of Series A Preferred Stock will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 1,000 shares of common stock upon the effectiveness of a planned 1-for-14.375 reverse split of our outstanding common stock.  Upon the Reverse Split, the 19,220 outstanding shares of Series A Preferred Stock will automatically convert into 19,220,000 shares of common stock, which will constitute approximately 96% of the outstanding common stock of subsequent to the Reverse Split.

Item 5.01 Changes In Control Of Registrant

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the reverse acquisition with China Green, the former shareholders of China Green will own 89.7% of the total outstanding shares of our common stock, 98.3% of the total outstanding shares of our Series A Preferred Stock, and 98% total voting power of all our outstanding voting securities.

Item 5.02 Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers

Upon the closing of the reverse acquisition, (i) Josephine Resma, our secretary, chief financial officer and director submitted a resignation letter pursuant to which she resigned as director and from all office she held, effectively immediately, and (ii) Dean Konstantine, our CEO, President, and a director, submitted a resignation letter pursuant to which he resigned from all offices that he held effective immediately; and from his position as our director that will become effective on the tenth day following the mailing by us of an information statement to our stockholders that complies with the requirements of Section 14(f) of the Exchange Act.  In addition, our board of directors on February 9, 2011, increased the size of our board of directors to four directors and appointed LI Fuchao (Chairman) to fill the vacancy created by the resignation of Josephine Resma effective as of the date of the closing of the reverse acquisition and appointed, LI Jiantao, SUN Zhaoqing and ZHENG Yang to fill the vacancy upon the effective resignation of Dean Konstantine and the increase in the size of the board, with such directorships in compliance with Section 14(f) of the Exchange Act.  In addition, upon closing of the reverse acquisition, our executive officers were replaced by LI Jiantao, as President, SUN Zhaoqing, as vice president, and WU Qichang, as chief technology officer.

Ms. Zheng became a director of Annec in February 2011. She has been a vice-president of High-Sky Asset management Co., Ltd since 2010. She became a vice-chairman of Shang Hai Peng Cheng glass Co., Ltd since 2008. She was a strategic development director of West Holding development Co., Ltd from 2004 to 2007. She was a marketing manager and vice-president of Shang Hai Ji Guo investment Co., Ltd from 1999 and 2003. Ms. Zheng worked at local Administration of Radio, Film and Television from 1994 to 1999. She received bachelor degree from He Nan normal university in 1994. Ms Zheng familiar with corporate management and company strategy, and also have experience in investment.

For certain biographical and other information regarding the newly appointed officers and other directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Series A Convertible Preferred Stock

In accordance with our Certificate of Incorporation, our Board of Directors unanimously approved the filing of a Certificate of Designation designating and authorizing the issuance of up to 19,220 shares of our Series A Convertible Preferred Stock (“Series A Preferred Stock”).  The Certificate of Designation was filed on February 9, 2011.

Shares of Series A Preferred Stock will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 1,000 shares of common stock upon the effectiveness of a planned 1-for-14.375 reverse split (the “Reverse Split”) of our outstanding common stock.  Upon the reverse split the 19,220 outstanding shares of Series A Preferred Stock will automatically convert into 19,220,000 shares of common stock which will constitute approximately 96% of the outstanding common stock of E-Band Media subsequent to the Reverse Split.

Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis, based on an assumed post 1-for-14.375 reverse split (to retroactively take into account the Reverse Split).  For example, assuming 100 shares of Series A Preferred Stock are issued and outstanding on the record date for any stockholder vote, such shares, voting in aggregate, would vote a total of 1,437,500 voting shares.

The holders of our Series A Preferred Stock are entitled to vote on all matters together with all other classes of stock.  Holders of Series A Preferred Stock have protective class voting veto rights on certain matters, such as increasing the authorized shares of Series A Preferred Stock and modifying the rights of Series A Preferred Stock.

The Certificate of Designation is filed as Exhibit 3.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.06 Change In Shell Company Status

Prior to the closing of the reverse acquisition, E-Band Media was a “shell company” as defined in Rule 12b-2 of the Exchange Act.  As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, E-Band Media ceased being a shell company upon completion of the reverse acquisition on February 11, 2011.

Item 9.01 Financial Statements And Exhibits

(a) Financial Statements of Business Acquired

Filed herewith are:

•	Audited consolidated financial statements of Zhengzhou Annec Industrial Co., Ltd. as of and for the fiscal years ended December 31, 2009 and 2008.

•	unaudited condensed consolidated financial statements of Zhengzhou Annec Industrial Co., Ltd. as of and for the nine months ended September 30, 2010 and 2009.

(b)           Pro Forma Financial Information

Filed herewith is unaudited pro forma combined financial information of E-Band Media and its subsidiaries.

(c)           Shell Company Transactions

Reference is made to Items 9.01(a) and 9.01(b) above and the exhibits referred to therein, which are incorporated herein by reference.

(d)           Exhibits

Exhibit
No.	Description

2.1	Securities Exchange Agreement dated February 11, 2011*
3.1	Articles of Incorporation(1)
3.2	Bylaws(1)
3.3	Certificate of Designation of Series A Convertible Preferred Stock*
4.1	Form of "A" Warrant Agreement(1)
4.2	Form of "B" Warrant Agreement(1)
4.3	Form of "C" Warrant Agreement(1)
4.4	Form of "D" Warrant Agreement(1)
4.5	Form of "E" Warrant Agreement(1)
10.1	Exclusive Business Cooperation Agreement, dated January 16, 2011, between Zhengzhou Annec Industrial Co., Ltd. and Annec (Beijing) Engineering Technology Co., Ltd.*
10.2	Supplemental Agreement to Exclusive Business Cooperation Agreement, dated January 16, 2011 between Zhengzhou Annec Industrial Co., Ltd. and Annec (Beijing) Engineering Technology Co., Ltd.*
10.3	Equity Interest Pledge Agreement, dated January 16, 2011, among Zhengzhou Annec Industrial Co., Ltd., Li Fuchao, and Annec (Beijing) Engineering Technology Co., Ltd.*
10.4	Power of Attorney, dated January 16, 2011 by Li Fuchao*
10.5	Exclusive Option Agreement, dated January 16, 2011 among Zhengzhou Annec Industrial Co., Ltd., Li Fuchao, and Annec (Beijing) Engineering Technology Co., Ltd.*
21.1	Subsidiaries of the Company*
99.1	Unaudited Pro Forma Financial Information of E-Band Media, Inc.

*          Filed herewith.
(1)        Incorporated by reference from Form 10/A filed with the SEC on December 3, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-Band Media, Inc.
a Delaware Corporation

Dated: February 11, 2011	/s/ LI Jiantao
LI Jiantao, President

Zhengzhou Annec Industrial Co., Ltd.
____________

Consolidated Financial Statements
For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)

Zhengzhou Annec Industrial Co., Ltd.
____________

Independent Auditors’ Report

To the Board of Directors
of Zhengzhou Annec Industrial Co., Ltd.:

We have audited the accompanying consolidated balance sheets of Zhengzhou Annec Industrial Co., Ltd. and its subsidiaries (the Company) (a Company Limited registered in the People’s Republic of China) as of December 31, 2008 and 2009, and the consolidated statements of operations, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zhengzhou Annec Industrial Co., Ltd. and its subsidiaries as of December 31, 2008 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Burr Pilger Mayer, Inc.
Burr Pilger Mayer, Inc.
San Francisco, California
January 26, 2011
(except for Notes 14 and 15, as to
which the date is February 11, 2011)

Zhengzhou Annec Industrial Co., Ltd.
Consolidated Balance Sheets
____________

	December 31,		September 30,
	2008	2009	2010
			(unaudited)
ASSETS

Current assets:
Cash	$1,540,241	$1,227,457	$1,657,584
Restricted cash	6,193,283	4,972,796	2,246,158
Bank notes receivable	1,701,067	741,168	1,114,735
Accounts receivable (net of allowance of $707,720, $709,479, and $726,385 at December 31, 2008 and 2009, and
September 30, 2010, respectively)	11,791,669	19,282,094	22,912,105
Prepaid expenses and deposits	4,131,756	4,762,032	9,863,752
Other receivable	4,682,923	7,341,759	3,280,906
Inventories	14,625,192	18,826,280	24,314,715

Total current assets	44,666,131	57,153,586	65,389,955

Plant and equipment, net	11,010,241	11,091,695	11,417,316
Land use rights, net	-	-	2,193,324
Long-term investment	145,896	146,259	149,744

Total assets	$55,822,268	$68,391,540	$79,150,339

LIABILITIES AND EQUITY

Liabilities:
Short-term loans	$3,924,601	$4,811,911	$8,819,914
Bank notes payable	6,193,283	4,972,796	2,246,158
Accounts payable and accrued expenses	9,502,479	13,562,037	10,578,218
Advances from customers	14,518,598	18,921,030	24,201,746
Salaries payable	99,652	186,202	220,693
Taxes payable	694,399	615,707	635,921
Deferred income	-	783,947	2,711,185
Related party payable	1,768,259	1,913,064	905,052
Loans payable to employees	58,358	1,319,204	1,915,598
Loans payable to other individuals	2,542,966	1,901,363	1,946,670
Other payable	978,216	1,703,602	1,817,808

Total liabilities	40,280,811	50,690,863	55,998,963

Commitments and contingencies (Note 12)

Equity:
Owner’s capital	2,612,769	2,612,769	2,612,769
Capital surplus	1,268,626	1,436,223	1,436,223
Retained earnings	11,712,915	13,910,357	18,849,566
Accumulated other comprehensive income	(52,853)	(258,672)	252,818

Total equity	15,541,457	17,700,677	23,151,376

Total liabilities and equity	$55,822,268	$68,391,540	$79,150,339

The accompanying notes are integral
part of these consolidated financial statements.

Zhengzhou Annec Industrial Co., Ltd.
Consolidated Statements of Operations
____________

	Year Ended		Nine Months Ended
	December 31,		September 30,
	2008	2009	2009	2010
			(unaudited)

Revenues	$39,624,135	$32,405,360	$15,274,091	$39,542,035

Cost of revenues	23,056,571	20,793,942	8,949,658	24,330,617

Gross profit	16,567,564	11,611,418	6,324,433	15,211,418

Operating expenses:
Selling	6,451,745	3,704,000	2,858,815	4,454,006
General and administrative	5,498,080	4,155,987	2,843,579	4,220,129

Total operating expenses	11,949,825	7,859,987	5,702,394	8,674,135

Income from operations	4,617,739	3,751,431	622,039	6,537,283

Other income (expense):
Interest expense, net	(862,271)	(996,067)	(755,593)	(855,435)
Other income (expense), net	428,968	(40,009)	(2,249)	(56,326)

Total other income (expense)	(433,303)	(1,036,076)	(757,842)	(911,761)

Income (loss) before provision
for income taxes	4,184,436	2,715,355	(135,803)	5,625,522

Provision (benefit) for income taxes	500,810	331,010	(16,568)	686,313

Net income (loss)	$3,683,626	$2,384,345	$(119,235)	$4,939,209

The accompanying notes are integral
part of these consolidated financial statements.

Zhengzhou Annec Industrial Co., Ltd.
Consolidated Statements of Equity
____________

				Accumulated
				Other
	Owner’s	Capital	Retained	Comprehensive	Owner’s
	Capital	Surplus	Earnings	Income	Equity

Balance at December 31, 2007	$2,516,119	$1,268,626	$8,059,358	$-	$11,844,103

Net income	-	-	3,683,626	-	3,683,626

Capital contribution	96,650	-	-	-	96,650

Cash dividend	-	-	(30,069)	-	(30,069)

Currency translation adjustment	-	-	-	(52,853)	(52,853)

Comprehensive income					3,630,773

Balance at December 31, 2008	2,612,769	1,268,626	11,712,915	(52,853)	15,541,457

Net income	-	-	2,384,345	-	2,384,345

Appropriation to capital surplus	-	167,597	(167,597)	-	-

Cash dividend	-	-	(19,306)	-	(19,306)

Currency translation adjustment	-	-	-	(205,819)	(205,819)

Comprehensive income					2,178,526

Balance at December 31, 2009	2,612,769	1,436,223	13,910,357	(258,672)	17,700,677

Net income*	-	-	4,939,209	-	4,939,209

Currency translation adjustment*	-	-	-	511,490	511,490

Comprehensive income*					5,450,699

Balance at September 30, 2010*	$2,612,769	$1,436,223	$18,849,566	$252,818	$23,151,376

*unaudited

The accompanying notes are integral
part of these consolidated financial statements.

Zhengzhou Annec Industrial Co., Ltd.
Consolidated Statements of Cash Flows
____________

			Nine Months
	Year Ended		Ended
	December 31,		September 30,
	2008	2009	2010
			(unaudited)
Cash flows from operating activities:
Net income	$3,683,626	$2,384,345	$4,939,209
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
Depreciation and amortization	922,319	948,681	854,649
Provision for bad debt	342,875	-	-
Loss (gain) on sale of plant and equipment	2,819	(32,386)	347,698
Change in assets and liabilities:
Accounts receivable	(2,182,161)	(8,245,442)	(3,975,919)
Prepaid expenses and deposits	2,600,762	(630,276)	(5,101,720)
Other receivable	(2,247,244)	(2,658,836)	4,060,853
Inventories	(5,883,197)	(4,201,088)	(5,488,435)
Accounts payable and accrued expenses	1,518,581	4,420,313	(2,739,947)
Advances from customers	2,396,599	4,402,432	5,280,716
Salary payable	(48,058)	86,550	34,491
Taxes payable	229,903	(78,692)	20,214
Deferred income	-	783,947	1,927,238
Other payable	77,369	725,386	114,206

Net cash provided by (used in) operating activities	1,414,193	(2,095,066)	273,253

Cash flows from investing activities:
Net proceeds from bank notes receivable	(1,154,141)	959,899	(373,567)
Restricted cash for issuance of bank notes payable	(4,164,246)	1,220,487	2,726,638
Purchase of plant and equipment	(1,304,375)	(576,618)	(1,178,362)
Purchase of land use rights	-	-	(2,203,463)
Proceeds from sale of plant and equipment	-	-	8,086

Net cash (used in) provided by investing activities	(6,622,762)	1,603,768	(1,020,668)

Cash flows from financing activities:
Payments of dividends	(30,069)	(19,306)	-
Proceeds from issuance of related party payables	691,547	190,136	661,868
Payments on related party payables	-	(49,728)	(1,715,466)
Proceeds from loans to employees	58,358	1,260,846	596,394
Proceeds from loans to other individuals	(149,251)	(641,603)	45,307
Proceeds from contributed capital	96,650	-	-
Proceeds from issuance of short-term borrowings, net of payments	6,731,586	(333,177)	1,281,365

Net cash provided by (used in) financing activities	7,398,821	407,168	869,468

Net increase (decrease) in cash	2,190,252	(84,130)	122,053

Effect of exchange rate changes	(950,396)	(228,654)	308,074

Cash at beginning of year	300,385	1,540,241	1,227,457

Cash at end of year	$1,540,241	$1,227,457	$1,657,584

Noncash financing and investing activities:
Reduction of accounts payable and accrued expenses through disposal of
plant and equipment	$21,884	$360,755	$243,872
Reduction of accounts receivable through addition of plant and equipment	$176,173	$755,017	$345,908

Supplemental disclosure of cash flow information:
Interest paid	$348,386	$476,074	$661,629
Income taxes paid	$160,980	$244,744	$301,750
Dividends paid	$30,069	$19,306	$-

The accompanying notes are integral
part of these consolidated financial statements.

Zhengzhou Annec Industrial Co., Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

1.	Business of the Company

Zhengzhou Annec Industrial Co., Ltd. (Zhengzhou Annec) was established in 2003, a Company Limited registered in Xinmi city Henan province in the People’s Republic of China (PRC or China).

Zhengzhou Annec is principally engaged in the manufacture, design, development, sale, installation, and maintenance of refractory materials and products. Zhengzhou Annec’s primary products are heat shock bricks for internal, top, and external combustion hot air stoves, high alumina brick with heat shock, cordierite-mullite bricks, non-recasting, soft and high-heating andalusite brick, and silica bricks with high thermal conductivity and high density.

Annec (Beijing) Engineering Technology Co., Ltd (Beijing Annec) was established in January 2008 as a Company Limited, registered in Beijing China. Beijing Annec’s primary business is to design and build blast furnaces and hot air stoves. Beijing Annec acts as a general contractor and has outside construction companies serve as sub-contractors. Beijing Annec is also in the business of technology research and development, graphic design, production, engineering and technical consulting, and sales of building materials.

Zhengzhou Annec owned 88.3%, 88.3%, and 96.3% of Beijing Annec through individual owners nominated by Zhengzhou Annec at December 31 2008 and 2009, and September 30, 2010, respectively. Zhengzhou Annec’s Chairman Mr. Fuchao Li owned the remaining interest of 11.7%, 11.7%, and 3.7%, respectively for those same periods. As Zhengzhou Annec has control over Beijing Annec, this entity is consolidated with Zhengzhou Annec with no non-controlling interest and intercompany transactions and balances have been eliminated upon consolidation. Hereafter Zhengzhou Annec and Beijing Annec as a consolidated entity will be referred to as the “Company” or “Annec”.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The consolidated financial statements include the balances and results of Annec and Beijing Annec. All significant intercompany accounts and transactions have been eliminated in consolidation.

The interim financial information as of September 30, 2010, and for the nine months ended September 30, 2009 and 2010, is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the year ended December 31, 2010.

Continued

Zhengzhou Annec Industrial Co., Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

2.	Summary of Significant Accounting Policies, continued

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and the related disclosure of contingent assets and liabilities. Significant estimates and assumptions are used for, but not limited to: (1) allowance for doubtful accounts, (2) economic lives of property, plant, and equipment, (3) asset impairments, (4) percentage of completion on construction projects, and (5) contingency reserves. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. In addition, any change in these estimates or their related assumptions could have an adverse effect on our operating results.

Cash

Cash consists primarily of cash on hand or cash deposits in banks that are available for withdrawal without restriction.

Restricted Cash

Restricted cash represents cash that is held by the banks as collateral for notes payable. The banks generally have collateral requirements ranging from 50% to 100% of the outstanding notes payable. At December 31 2008 and 2009, and September 30, 2010, the Company has 100% of the outstanding notes payable balances held by the banks as collateral.

Bank Notes Receivable

Bank notes receivable consists of bank notes from various banks in the PRC, which generally have a maturity of one to six months. The bank notes are highly liquid and are sometimes given to or received by vendors and customers instead of the local currency (Renminbi or RMB). The bank notes can generally be presented to the bank before maturity and in such case are redeemable at a slight discount.

Accounts Receivable

Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risks of specific customers, historical trends, age of the receivable and other information. Delinquent accounts are written off when it is determined that the amounts are uncollectible.

Continued

Zhengzhou Annec Industrial Co., Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

2.	Summary of Significant Accounting Policies, continued

Concentration of Credit and Other Risks

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash, restricted cash, bank notes receivable, accounts receivable and other receivable. The Company holds all its bank deposits with banks in China. In China, there is no equivalent federal deposit insurance as in the United States; as such, these amounts held in banks in China are not insured. The Company has not experienced any losses in such bank accounts through September 30, 2010. In an effort to mitigate any potential risk, the Company periodically evaluates the credit quality of the financial institutions which hold the bank deposits and the Company holds its cash in multiple banks supported by the local and Central Government of the PRC.

The Company does not require collateral or other security to support the trade receivables. We are exposed to credit risk in the event of nonpayment by customers to the extent of amounts recorded on the balance sheet. One customer accounted for 33%, 37%, and 11% of our trade receivables balance as of December 31, 2008 and 2009, and September 30, 2010, respectively. An additional customer accounted for 8%, 18%, and 5% of trade receivables balance as of December 31, 2008 and 2009, and September 30, 2010, respectively. Additionally, two individual customers accounted for 15% and 20%, respectively, of accounts receivable at September 30, 2010.

One customer individually accounted for 5%, 16%, and 0% of our revenue in the years ended December 31, 2008 and 2009, and the nine month period ended September 30, 2010, respectively. A separate customer individually accounted for 0%, 11%, and 0% of our revenue in the years ended December 31, 2008 and 2009, and the nine month period ended September 30, 2010, respectively.

Other receivables are comprised of three categories: receivable from individuals (both employees and other individuals), receivable from other companies and security deposits for large contracts.

Receivables from employees include cash advanced to employees for purchase supplies and service and employees travel and miscellaneous business expense.

Receivables from other individuals accounted for 10% and 6% of our other receivable balance as of December 31, 2008 and 2009, respectively, and are primarily comprised of loans to associates of Chairman Mr. Fuchao Li.

The Company is required to advance a security deposit in certain percentages (generally approximately 10%) of sales contract values to its customers in the interest of quality guarantee. Security deposits will be returned to the Company upon the completion of the projects. For certain long term customers, prior security deposit amounts are carried over to different projects with the same customers.

Continued

Zhengzhou Annec Industrial Co., Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

2.	Summary of Significant Accounting Policies, continued

Concentration of Credit and Other Risks, continued

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economical, and legal environment in the PRC. The Chinese Government controls its foreign currency reserves through restrictions on imports and conversion of Renminbi (RMB) into foreign currency. In July 2005, the Chinese Government has adjusted its exchange rate policy from “Fixed Rate” to “Floating Rate.” During January 2008 to January 2009, the exchange rate between RMB and U.S. Dollars (USD) has fluctuated from USD $1.00 to RMB 7.3141 and USD $1.00 to RMB 6.8542, respectively. Since January 2009, the exchange rate has been relatively stable, and was approximately at USD $1.00 to RMB 6.68. There can be no assurance that the exchange rate will remain stable. The Renminbi could appreciate or depreciate against the U.S. Dollar. The Company’s financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi in which its earnings and obligations are denominated.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on an average cost basis, which approximates actual cost on a first-in, first-out (FIFO) method. Lower of cost or market is evaluated by considering obsolescence, excessive levels of inventory, deterioration, and other factors. Adjustments to reduce the cost of inventory to its net realizable value, if required, are made for estimated excess or obsolescence and are charged to cost of revenues.

Plant and Equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line basis over the estimated useful lives of the related assets as follows:

Plant and buildings	20 years
Machinery and equipment	10 years
Vehicles	4 years
Electronic equipment	3 years
Furniture and tools	5 years

Repairs and maintenance costs are expensed as incurred. Gains or losses on disposals are immaterial and included in general and administrative expense for the years ended December 31, 2008 and 2009, and nine months ended September 30, 2009 and 2010.

The Company capitalizes interest attributable to capital construction projects, if material, in accordance with Accounting Standards Codification (ASC) Subtopic 835-20, Capitalization of Interest, which defines that interest shall be capitalized for assets that are constructed or otherwise produced for an entity’s own use, including assets constructed or produced for the entity by others for which deposits or progress payments have been made.

Continued

Zhengzhou Annec Industrial Co., Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

2.	Summary of Significant Accounting Policies, continued

Plant and Equipment, continued

Occasionally the Company will settle outstanding accounts receivable and accounts payable balances through non-monetary exchanges such as receiving or signing over the title to vehicles. The Company accounts for these transactions in accordance with ASC 845, Nonmonetary Transactions. The Company records a gain or loss on the disposal/transfer of the vehicles to the extent that the fair value of the receivable or payable balance differs from the book value of the vehicles.

Land Use Rights

In the PRC there is no land ownership, but land use rights can be obtained. Land use rights are stated at cost less accumulated amortization. Amortization expense is recorded on a straight-line basis over the term of the land use rights. Land use rights are an intangible asset. The Company reviews intangible assets for impairment periodically and at least annually.

Long-term Investment

Long-term investment represents an investment the Company has in a regional bank within China. We did not hold a greater than 5% interest and we have determined that we did not have significant control or influence in the bank. Accordingly, we record the investment at cost. Our investment is in a private company where there is not a market to determine the value of the investment.

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company, including long-term investments, are reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the carrying amount of an asset or asset group (in use or under development) is evaluated and found not to be recoverable (carrying amount exceeds the gross, undiscounted cash flows from use and disposition), then an impairment loss is recognized. The impairment loss is measured as the excess of the carrying amount over the asset’s or asset group’s fair value. Through September 30, 2010, the Company has not recorded any impairment of its long-lived assets.

Fair Value of Financial Instruments

On December 31, 2008, the Company adopted SFAS 157, Fair Value Measurements, now known as the provisions of ASC Subtopic 820-10, Fair Value Measurements and Disclosures (ASC 820-10), which defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. ASC 820-10 applies whenever other statements require or permit assets or liabilities to be measured at fair value.

Continued

Zhengzhou Annec Industrial Co., Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

2.	Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments, continued

ASC 820-10 includes a fair value hierarchy that is intended to increase the consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing an asset or liability based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

Level 1–inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2–observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3–instrument valuations are obtained without observable market values and require a high-level of judgment to determine the fair value.

The Company’s financial instruments consist mainly of cash, restricted cash, other receivable, and debt obligations. Other receivable are reflected in the accompanying financial statements at historical cost, which approximates fair value due to the short-term nature of these instruments. Based on the borrowing rates currently available to the Company for loans and similar terms and average maturities, the fair value of debt obligations also approximates its carrying value due to the short-term nature of the instruments. While the Company believes its valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

In January 2008, the Company adopted SFAS 159, the Fair Value Option for Financial Assets and Financial Liabilities, now known as the provisions of ASC Subtopic 825-10, Fair Value Option for Financial Assets and Financial Liabilities, and have elected not to measure any of our current eligible financial assets or liabilities at fair value. SFAS 159 was issued to allow entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, SFAS 159 specifies that unrealized gains and losses for that instrument shall be reported in earnings at each subsequent reporting date. SFAS 159 is effective January 1, 2008. We did not elect the fair value option for our financial assets and liabilities existing on January 1, 2008, and did not elect the fair value option for any financial assets or liabilities transacted during the twelve months ended December 31, 2009.

Continued

Zhengzhou Annec Industrial Co., Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

2.	Summary of Significant Accounting Policies, continued

Government Assistance

The Company is currently the beneficiary of government grants that are generally intended to be used towards capital technology improvement with the end goal of increased production and energy efficiency. These grants are recorded as deferred income in the liabilities section of the balance sheet when cash is received and are accreted into nonoperating income over the life of the asset.

Capital Surplus

In accordance with PRC regulations, the Company is required to make appropriations to the statutory surplus reserve during the years that dividends are distributed, based on after-tax net income determined in accordance with PRC GAAP. Appropriation to the statutory surplus reserve should be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the Company’s registered capital. Surplus reserve is nondistributable other than in liquidation.

Foreign Currency Translation

The accompanying financial statements are presented in United States Dollars. The functional currency of our Company is the Renminbi, the official currency of the PRC. Capital accounts of the financial statements are translated into United States Dollars from RMB at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of the balance sheet date. Income and expenditures are translated at the average exchange rates for the years ended December 31, 2008 and 2009, and nine months ended September 30, 2009 and 2010. For all periods reported, there were not any transactions outside the PRC; thus, all of our transactions are in RMB, our functional currency. Currency translation adjustment results from translation to U.S. Dollars for financial reporting purposes are recorded in other comprehensive income as a component of equity.

Foreign exchange (gains) losses recorded in other comprehensive income for the years ended December 31, 2008 and 2009, and the nine months ended September 30, 2010 represent $(52,853), $(205,819), and $511,490, respectively.

Continued

Zhengzhou Annec Industrial Co., Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

2.	Summary of Significant Accounting Policies, continued

Foreign Currency Translation, continued

A summary of the conversion rates for the periods presented is as follows:

	December 31,
	2008	2009

Year end RMB: U.S. Dollar exchange rate	6.85420	6.83720
Average RMB: U.S. Dollar exchange rate	6.96225	6.84090

	September 30,
	2009	2010
	unaudited

Period end RMB: U.S. Dollar exchange rate	6.83760	6.67807
Average RMB: U.S. Dollar exchange rate	6.84251	6.81640

Accumulated Other Comprehensive Income

We report comprehensive income in accordance with the provisions of ASC Topic 220, Comprehensive Income, which establishes standards for reporting comprehensive income or loss and its components in the financial statements. The accumulated other comprehensive income represents foreign currency translation adjustments.

Revenue Recognition

The Company’s principal revenue sources are from the sale of refractory materials and products and from sales generated from the designing and building of blast furnaces and hot-air stoves.

Zhengzhou Annec generates revenue from the sale a variety of refractory bricks and the sales from kits of pre-assembled hot-air ovens. Zhengzhou Annec recognizes revenue when: (1) there is persuasive evidence of an arrangement; (2) customers have accepted receipt of the goods in accordance with the shipping terms; (3) the amount to be paid by the customer is fixed or determinable; and (4) collectability is reasonably assured. Zhengzhou Annec recognizes revenue from the sale of a kit when the kit has been delivered and accepted by the client.

Continued

Zhengzhou Annec Industrial Co., Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

2.	Summary of Significant Accounting Policies, continued

Revenue Recognition, continued

Beijing Annec enters into contracts to design and build blast furnaces and hot-air stoves and recognizes revenues during the construction period using the percentage of completion method. Most of the contracts are fixed-price contracts, which typically provide for a stated contract price and a specified scope of the work to be performed. Beijing Annec estimates the percentage of the job that is complete using variations of the cost-to-cost method. Cost is used as the primary indicator, but the Company also considers contract milestones and work in progress from subcontractor companies. If the estimate of costs left to be incurred plus actual costs already incurred exceeds the total revenue to be expected from a contract, then the full amount of the difference is recognized in the current period as a loss and presented on the consolidated balance sheet as a current liability.

Sales Returns Allowance

We estimate future product returns related to current period product revenue. We analyze historical returns, and changes in customer demand and acceptance of our products when evaluating the adequacy of the sales returns allowance. Significant management judgment and estimates must be made and used in connection with establishing the sales returns allowance in any accounting period. Material differences may result in the amount and timing of our revenue for any period if management made different judgments or utilized different estimates. Based on our analysis, we did not record any provision for sales returns as of December 31, 2008 and 2009, and September 30, 2010.

Shipping and Handling Costs

Shipping and handling costs billed to customers are recorded net of the amount collected. Shipping and handling expense included in sales and marketing expenses amounted to $2,403,441, $1,929,090, $1,742,494, and $2,305,824 for the years ended December 31, 2008 and 2009, and nine months ended September 30, 2009 and 2010, respectively.

Income Taxes

We account for income taxes in accordance with ASC 740, Income Taxes (ASC 740) (formerly SFAS 109, Accounting for Income Taxes). ASC 740 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company adopted accounting policies in accordance to U.S. GAAP as its basis for computing the current income tax provision. Therefore, there were no significant deferred tax assets or liabilities during the years ended December 31, 2008 and 2009, and nine months ended September 30, 2010.

Continued

Zhengzhou Annec Industrial Co., Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

2.	Summary of Significant Accounting Policies, continued

Income Taxes, continued

We adopted the provisions of ASC 740, Income Taxes, on January 1, 2009, that clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in our financial statements. The Interpretation also provides guidance for the measurement and classification of tax positions, interest and penalties, and requires additional disclosure on an annual basis. The adoption had no effect on our financial statements. Following implementation, the ongoing recognition of changes in measurement of uncertain tax positions will be reflected as a component of income tax expense. Interest and penalties incurred associated with unresolved income tax positions will continue to be included in other income (expense).

Recent Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued SFAS 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (SFAS 168), in June 2009, which approved the FASB Accounting Standards Codification (Codification) as the single source of authoritative United States accounting and reporting standards for all nongovernmental entities, except for guidance issued by the Securities and Exchange Commission. The Codification, which changes the referencing of financial standards, is effective for interim or annual financial periods ending after September 15, 2009. Therefore, in these financial statements, all references made to generally accepted accounting principles in the United States (U.S. GAAP) use the new Codification numbering system prescribed by the FASB. The adoption of this standard did not have an impact on the results of operations or the Company’s financial statements.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (SFAS 161). SFAS 161 was primarily codified into ASC 815, Derivatives and Hedging (ASC 815), and requires enhanced disclosures about an entity’s derivative and hedging activities. These enhanced disclosures will discuss (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. ASC 815 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Currently, the Company does not engage in derivative and hedging activities and, accordingly, there was no impact upon adoption of this standard.

In May 2009, the FASB issued SFAS 165, Subsequent Events, codified under ASC 855, Subsequent Events, which is effective for interim and annual periods ending after June 15, 2009. ASC 855 provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. The Company adopted the provisions of ASC 855 in 2009 and it did not have a material impact on its financial position, results of operations, or cash flows.

Continued

Zhengzhou Annec Industrial Co., Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

3.	Inventories

The components of the Company’s inventories are as follows:

	December 31,		September 30,
	2008	2009	2010
			(unaudited)

Raw materials	$3,906,636	$3,368,957	$7,383,927
Work in process	638,878	293,826	429,590
Finished goods	10,079,678	15,163,497	16,501,198

Total inventories	$14,625,192	$18,826,280	$24,314,715

4.	Plant and Equipment, net

The components of the Company’s plant and equipment are as follows:

	December 31,		September 30,
	2008	2009	2010
			(unaudited)

Plants and buildings	$8,717,696	$8,813,027	$9,046,369
Machinery and equipment	3,240,501	3,439,435	3,512,372
Vehicles	1,173,148	1,647,392	1,521,916
Electronic equipment	161,342	239,805	205,144
Furniture and tools	33,224	47,762	42,130

	13,325,911	14,187,421	14,327,931

Less accumulated depreciation	(2,315,670)	(3,095,726)	(2,910,615)

Total plant and equipment, net	$11,010,241	$11,091,695	$11,417,316

Depreciation expense related to property and equipment was $922,319, $948,681, and $844,716 for the years ended December 31, 2008 and 2009, and nine months ended September 30, 2010, respectively.

Continued

Zhengzhou Annec Industrial Co., Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

5.	Land Use Rights, net

The components of the Company’s land use rights are as follows:

	Estimated
	Remaining	September 30,
	Life	2010
		(unaudited)

Land use rights	46.70 years	$2,203,463

Less accumulated amortization		(10,139)

Total land use rights, net		$2,193,324

Amortization expense related to land use rights was $0, $0, and $9,933 for the years ended December 31, 2008 and 2009, and nine months ended September 30, 2010, respectively. The difference between the amortization expense and accumulated amortization is due to exchange rate differences as we translate expense using an average exchange rate for the fiscal year and translate the accumulated amortization using the fiscal year end exchange rate.

Amortization of land use rights attributable to future periods is as follows:

Period ending December 31:
2010	$21,297
2011	44,632
2012	44,632
2013	44,632
2014	44,632
Thereafter	2,003,639

$2,203,463

6.	Short-Term Loans

The components of the Company’s short-term loans are as follows:

	December 31,		September 30,
	2008	2009	2010
			(unaudited)

Short-term loans:
Loans due to financial institutions	$3,924,601	$4,811,911	$8,819,914

Continued

Zhengzhou Annec Industrial Co., Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

6.	Short-Term Loans, continued

All short-term loans are due within one year and have interest rates ranging from 5.84% to 14.4% during 2008 and 2009. As of December 31, 2009, all of the loans, with the exception of two, are secured by the Company’s movable property or equipment mortgage and three loans are secured by multiple guarantors.

7.	Bank Notes Payable

The components of the Company’s bank notes payable are as follows:

	December 31,		September 30,
	2008	2009	2010
			(unaudited)

Notes payable:
Loans due to financial institutions	$6,193,283	$4,972,796	$2,246,158

Bank notes payable are due to financial institutions with maturity dates of less than one year. All are noninterest-bearing notes. The notes payable are not secured, but do require cash to be held in reserve of 50% to 100% of the total outstanding notes payable. At December 31, 2008 and 2009, and September 30, 2010, the Company had 100% of the loan amounts due held in reserves as restricted cash.

8.	Advances from Customers

The components of the Company’s customer deposits consists of amounts payable to various customers for deposits received.

9.	Related Party Payable

The components of the Company’s loans payable to related party consist of various unsecured noninterest bearing loans payable to owners of the Company with a balance of $1,768,259, $1,913,064, and $905,052 as of December 31, 2008 and 2009, and September 30, 2010, respectively. These loans do not carry a specific due date and will not be called in the current operating cycle, but will be returned to the owners in the future. These debt instruments have characteristics similar to a permanent capital equity loan. PRC regulations prohibit additional equity infusions without documentation and audit by a third-party. Due to the nature of these notes, they are recorded at face value and have not been discounted for the noninterest feature (see Note 10).

Continued

Zhengzhou Annec Industrial Co., Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

10.	Related Party Transactions

At December 31, 2008 and 2009, and September 30, 2010, the Company had loans payable to four owners of the Company. The Company and the owners have not signed notes, there are no specific due dates, and no interest is paid on the loans. Money is transferred between the owners and the Company mainly for cash flow purposes. The amounts loaned and borrowed are short-term in nature and the balances at both year-ends are considered at the fair market value of the amounts owed. The following amounts were payable to the owners as of December 31, 2008 and 2009, and September 30, 2010:

	December 31,		September 30,
	2008	2009	2010
			(unaudited)

Haixue Fan	$1,178,839	$1,371,907	$-
Fuchao Li	466,867	468,028	722,364
Jiantao Li	122,553	73,129	-
Yinling Fan	-	-	182,688

	$1,768,259	$1,913,064	$905,052

11.	Income Taxes

The Company is subject to applicable local tax statutes and is governed by the Income Tax Law of the PRC and local income tax laws (the PRC Income Tax Law).

Zhengzhou Annec qualified as a hi-tech corporation and was accorded certain tax incentives for said designation. Accordingly, Zhengzhou Annec was subject to tax at a statutory rate of 15% for the years ended December 31 2008 and 2009. Zhengzhou Annec will continue to be subject to a 15% tax rate for the years ending December 31, 2010, 2011, and 2012, and expects that thereafter will become subject to a rate of 25% unless Zhengzhou Annec applies for and receives a further tax holiday for the succeeding five years. The tax savings due to tax holiday is approximately $545,000, $348,000, and $720,000 for the years ended December 31, 2008 and 2009, and the nine months ended September 30, 2010, respectively.

Beijing Annec is subject to taxes at a statutory rate of 25%.

As of December 31, 2008 and 2009, the Company is not in any uncertain tax positions and thus has no accrued interest and penalties related to those matters. The differences between U.S. GAAP net income and PRC taxable income are considered as permanent differences and thus the Company did not record any deferred taxes.

Continued

Zhengzhou Annec Industrial Co., Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

11.	Income Taxes, continued

Income before provision of income taxes:

	December 31,		September 30,
	2008	2009	2010
			(unaudited)

U.S. Operations	$-	$-	$-
China Operations	4,184,436	2,715,355	5,625,522

Total	$4,184,436	$2,715,355	$5,625,522

The provision for income taxes includes:

			Nine Months Ended
	Year Ended December 31,		September 30,
	2008	2009	2009	2010
			(unaudited)

Current:
Chinese Operations	$500,810	$331,010	$(16,568)	$686,313

Income tax provision	$500,810	$331,010	$(16,568)	$686,313

Annual Enterprise Income Tax (EIT) assessments shall be completed before the end of May every year. The tax authority conducts reviews of the EIT returns once a year. Based on PRC tax regulations, the tax authority has rights to review for underpaid or unpaid taxes for a period of three years. If an amount of underpaid or unpaid taxes exceeds RMB 100,000, the tax authority has rights to review for five years. If any tax evasion is involved, there is no time limitation for review.

12.	Commitments and Contingencies

Third Party Guarantees

The Company entered into agreements as a debt guarantor during 2010 for six parties. The guaranteed amount is approximately $7,487,193 as of September 30, 2010.

Other parties also acted as a debt guarantor for the Company starting in 2010. As of September 30, 2010, the Company’s loans guaranteed by other parties are approximately $3,593,853. The Company has not historically incurred any losses due to such debt guarantees. Additionally, the Company has determined that the fair value of the guarantees is immaterial.

Continued

Zhengzhou Annec Industrial Co., Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

13.	Foreign Operations

As of December 31, 2009, all of our revenues and assets are associated with operations conducted in the PRC.

14.	Segment Reporting

The Company operates in two reportable segments: Zhengzhou Annec and Beijing Annec.  The Zhengzhou Annec segment manufactures and sells a variety of refractory bricks and kits of pre-assembled hot-air ovens.  The Beijing Annec segment designs and builds blast furnaces and hot-air stoves on a contract basis and uses subcontractors throughout the construction process.

All revenues are related to end customers in China.

Information on reportable segments for the years ended December 31, 2008 and 2009, and nine months ended September 30, 2009 and 2010 is as follows:

			Nine Months Ended
	Year Ended December 31,		September 30,
	2008	2009	2009	2010
			(unaudited)

Revenues
Zhengzhou Annec	$38,187,579	$23,408,259	$15,181,657	$36,254,039
Beijing Annec	1,436,556	8,997,101	92,434	3,287,996

Total	39,624,135	32,405,360	15,274,091	39,542,035

Cost of revenues:
Zhengzhou Annec	21,906,378	12,654,996	8,879,063	21,587,165
Beijing Annec	1,150,193	8,138,946	70,595	2,743,452

Total	23,056,571	20,793,942	8,949,658	24,330,617

Operating expenses:
Zhengzhou Annec	11,625,897	7,474,265	5,490,635	8,311,057
Beijing Annec	323,928	385,722	211,759	363,078

Total	11,949,825	7,859,987	5,702,394	8,674,135

Income from operations	$4,617,739	$3,751,431	$622,039	$6,537,283

Plant and equipment, net
Zhengzhou Annec	$10,743,332	$10,901,178	$10,117,685	$11,257,141
Beijing Annec	266,909	190,517	123,507	160,175

Total identifiable assets	$11,010,241	$11,091,695	$10,241,192	$11,417,316

Zhengzhou Annec Industrial Co., Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008 and 2009, and
nine months ended September 30, 2009 and 2010 (unaudited)
____________

15.	Subsequent Events

The Company has evaluated all events occurring subsequent to December 31, 2009 through February 11, 2011, the date which these financial statements were available to be issued, during which time nothing has occurred outside the normal course of business operations, except for the following:

Subsequent to year end, the Company obtained the land use rights for the primary refractory plant Fuliang (see Note 5). In September 2010, the Company entered into an agreement with Shanghai Pudong Development Bank Zhengzhou Branch for a secured borrowing of $3.0 million in bank notes for the purpose of purchasing raw materials, with the land and buildings on the land as collateral. The Company was required to make a $1.5 million restricted cash deposit with the bank.

In January 2011, the Company became a wholly foreign owned enterprise (WFOE) under Chinese law. The Company is 100% owned by Alex Industrial Investment Limited, a company incorporated under the laws of Hong Kong.

On January 28, 2011, the Company declared and paid dividends of $676,986 to the shareholders of record.

The corporate structure was changed in contemplation of the Company completing a reverse merger with a publicly held Company in the United States of America.